SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

MASTERCARD INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

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(2)	Aggregate number of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)	Proposed maximum aggregate value of transaction:

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(5)	Total fee paid:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(2)	Form, Schedule or Registration Statement No.:

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(3)	Filing Party:

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(4)	Date Filed:

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April [    ], 2009

Dear Stockholder:

The 2009 Annual Meeting of Stockholders of MasterCard Incorporated will be held on Tuesday, June 9, 2009, at 10:00 a.m. (local time) at the MasterCard Incorporated headquarters, 2000 Purchase Street, Purchase, New York. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

All holders of record at the close of business on April 13, 2009 of the Company’s outstanding shares of Class A Common Stock, and all holders as of such date of the Company’s outstanding shares of Class M Common Stock will be entitled to vote at the Annual Meeting, at which stockholders, depending on their class of stock ownership, will be asked to: (1) elect the three nominees named in the accompanying proxy statement to serve as directors (Class III) with a term to expire in 2012; (2) elect the nominee named in the accompanying proxy statement as a Class M director (Class III) with a term to expire in 2012; (3) approve an amendment of Sections 6.1(A) and 6.4(B) of our amended and restated certificate of incorporation; (4) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009; and (5) act on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy card that will enable you to vote your shares at the Annual Meeting even if you are unable or choose not to attend. We request that you promptly sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting form.

Thank you for your support of MasterCard.

Very truly yours,

Richard Haythornthwaite	Robert W. Selander
Chairman of the Board	President and Chief Executive Officer

MASTERCARD INCORPORATED

2000 Purchase Street

Purchase, New York 10577

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 9, 2009

To the Stockholders of MasterCard Incorporated:

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of MasterCard Incorporated (the “Company”) will be held on Tuesday, June 9, 2009, at 10:00 a.m. (local time) at the MasterCard Incorporated headquarters, 2000 Purchase Street, Purchase, New York, to:

1.	Elect the three nominees named in the accompanying proxy statement to serve on the Company’s Board of Directors as directors (Class III);

2.	Elect the nominee named in the accompanying proxy statement to serve on the Company’s Board of Directors as a Class M Director (Class III);

3.	Approve an amendment of Sections 6.1(A) and 6.4(B) of our amended and restated certificate of incorporation;

4.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2009; and

5.	Act on any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on April 13, 2009 has been fixed as the record date for determining those stockholders entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. A list of eligible stockholders of record as of the close of business on the record date will be available for inspection for any purpose germane to the meeting during normal business hours at the offices of the Company’s Secretary at 2000 Purchase Street, Purchase, New York and at the Annual Meeting by any stockholder or the stockholder’s attorney or agent. Please note that by delivering a proxy to vote at the Annual Meeting, you are also granting a proxy voting in favor of any adjournments of the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you attend the meeting, you may vote in person, which will revoke any proxy you have already submitted. You may also revoke your proxy at any time before the meeting by notifying us in writing.

If you attend the Annual Meeting in person, you will be asked to present photo identification and an admission ticket, which is the top half of your proxy card. See “Introduction—Attending the Annual Meeting” in the attached proxy statement for further instructions.

The Company must receive your proxy card by 5:00 p.m. (local time) on June 8, 2009.

A copy of the Company’s 2008 Annual Report is also enclosed herewith.

By Order of the Board of Directors

NOAH J. HANFT

Corporate Secretary

Purchase, New York

April [    ], 2009

Your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card in the envelope provided or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

Page
Introduction	1
The Voting Stock	1
Quorum Requirements	2
Broker Authority to Vote Under Rules of the New York Stock Exchange	2
Vote Required for Election of Directors	3
Vote Required for Amendment of Sections 6.1(A) and 6.4(B) of the Company’s Amended and Restated Certificate of Incorporation	3
Vote Required for Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for 2009	3
Stockholders Entitled to Vote	3
Voting Procedures	3
Solicitation of Proxies	5
Householding	5
Attending the Annual Meeting	5

Election of Directors	6
The Company’s Board of Directors	6
The Company’s European Board	6

Proposal 1 Election of Class A Directors	8
Nominees for Election as Class A Director	8
Continuing Class A Directors	9

Proposal 2 Election of Class M Director	11
Nominee for Election as Class M Director	11
Continuing Class M Directors	11

Board of Directors and Corporate Governance	13
Qualifications of Directors	13
Director Independence	14
Nomination of Directors	15
Non-Executive Chairman of the Board	16
Non-Management Director Meetings	17
Stockholder Communications	17
Documents Available	17

Committees of the Board of Directors	18
Audit	18
Nominating and Corporate Governance	18
Human Resources and Compensation	18

Attendance at Meetings	20
Attendance at Meetings by Directors	20
Attendance at Annual Meetings	20

Stockholder Communications with the Board of Directors	20

Executive Officers of the Company	21

Code of Conduct and Supplemental Code of Ethics	22

Security Ownership of Certain Beneficial Owners and Management	23

Section 16(a) Beneficial Ownership Reporting Compliance	26

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MASTERCARD INCORPORATED

2000 Purchase Street

Purchase, New York 10577

April [    ], 2009

PROXY STATEMENT

INTRODUCTION

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of MasterCard Incorporated (the “Company”) for use at the 2009 Annual Meeting of Stockholders of the Company to be held on Tuesday, June 9, 2009 at 10:00 a.m. (local time), or any adjournment or postponement thereof (the “Annual Meeting”). The Company expects to mail this Proxy Statement and the accompanying proxy card on or about April [    ], 2009 to: (1) the holders of record of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and (2) the holders of record of the Company’s Class M Common Stock, par value $0.0001 per share (the “Class M Common Stock”) (the holders of Class A Common Stock and the holders of Class M Common Stock collectively referred to as the “Voting Stockholders”), as of the close of business on April 13, 2009 (the “Record Date”).

The Annual Meeting is being held to:

1.	Elect the three nominees named in this Proxy Statement to serve on the Board of Directors as directors (Class III);

2.	Elect the nominee named in this Proxy Statement to serve on the Board of Directors as a Class M Director (Class III);

3.	Approve an amendment to Sections 6.1(A) and 6.4(B) of our amended and restated certificate of incorporation;

4.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2009; and

5.	Act on any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2009

This Proxy Statement and the Company’s 2008 Annual Report are available at [                    ].

The Voting Stock. The Company has three classes of stock outstanding: Class A Common Stock, Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) and Class M Common Stock. Except as may be required by the General Corporation Law of the State of Delaware, holders of Class B Common Stock have no voting power and are not entitled to vote on the proposals hereby presented to the Voting Stockholders.

The holders of Class A Common Stock (the “Class A Stockholders”) are entitled to one vote per share on all matters on which stockholders generally are entitled to vote. With respect to the Annual Meeting, the Class A Stockholders will vote as a separate class for the election of three directors (we refer to all directors who are not Class M Directors (as defined below) as “Class A Directors”), each a member of Class III of the Board of

Directors; for the approval of the amendment to Sections 6.1(A) and 6.4(B) of our amended and restated certificate of incorporation (the “certificate of incorporation”); and for the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2009. With respect to the election of Class A Directors and the ratification of the appointment of PricewaterhouseCoopers LLP, only Class A Stockholders will be entitled to vote thereon. The Class A Stockholders will not be entitled to vote on the election of one Class M Director. As of the Record Date, [            ] shares of Class A Common Stock were outstanding.

Although the Class M Common Stock is generally non-voting, the holders of Class M Common Stock (the “Class M Stockholders”) have the right to elect up to three of our directors (but not more than one-quarter of all directors) (the “Class M Directors”) and approve specified significant corporate actions under our certificate of incorporation. The proposed amendment of Sections 6.1(A) and 6.4(B) of our certificate of incorporation falls within the scope of matters on which Class M Stockholders are entitled to vote as a separate class. With respect to the Annual Meeting, the Class M Stockholders will vote as a separate class for the election of one Class M Director and for the approval of the amendment of Sections 6.1(A) and 6.4(B) of our amended and restated certificate of incorporation. Class M Stockholders, collectively, will have the right to cast 1,000 votes, with each Class M Stockholder entitled to the number of votes that is equal to the product of 1,000 multiplied by the stockholder’s global proxy calculation for the twelve months ended June 30, 2008. The global proxy calculation is a fraction that is determined annually by a formula based on the relative level of revenues and transaction volume we generated from such stockholder. The sum of the global proxy calculation for all of the Class M Stockholders is one.

The Class M Stockholders will not be entitled to vote on the election of the three Class A Directors or the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009. As of the Record Date, [            ] shares of Class M Common Stock were outstanding.

Quorum Requirements. The presence in person or by proxy at the Annual Meeting of the holders of:

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a majority of the shares of Class A Common Stock outstanding and entitled to vote as of the Record Date on the election of three Class A Directors, the approval of the amendment of Sections 6.1(A) and 6.4(B) of our certificate of incorporation and the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2009 will constitute a quorum of the Class A Common Stock with respect to these proposals; and

•

a majority in voting power of the shares of Class M Common Stock outstanding and entitled to vote as of the Record Date on the election of one Class M Director and the approval of the amendment of Sections 6.1(A) and 6.4(B) of our certificate of incorporation will constitute a quorum of the Class M Common Stock with respect to these proposals.

Broker Authority to Vote Under Rules of the New York Stock Exchange. Class A Stockholders who do not submit voting instructions to their brokers may still have their shares voted by their brokers under the following circumstances:

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Routine items. The election of Class A Directors and ratification of the appointment of the independent registered public accounting firm are considered routine items. Generally, brokers that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

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Non-routine items. The approval of any other non-routine proposals may normally only be voted on by brokers who have received specific voting instructions from beneficial owners. A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the beneficial owner does not provide any instructions.

We believe that under the rules of the New York Stock Exchange (“NYSE”), the election of Class A Directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2009 are routine proposals on which brokers may vote. We believe that the approval of the amendment of Sections 6.1(A) and 6.4(B) of our certificate of incorporation is a non-routine proposal on which brokers will not be able to vote absent instruction from beneficial owners. Because the Class M Common Stock is not listed on the NYSE, broker authority to vote is not relevant to the election of the Class M Director or the approval of the amendment to Section 6.1(A) and 6.4(B) of our certificate of incorporation.

Vote Required for Election of Directors. You may vote “for” or “withhold” with respect to any or all director nominees. Votes that are “withheld” and shares of Class A Common Stock which are not voted by either the beneficial owner thereof or the broker for such beneficial owner will be excluded entirely from the vote and will have no effect on the outcome of the vote.

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The three nominees for Class A Directors receiving the greatest number of votes cast by Class A Stockholders will be elected to serve as Class A Directors and members of Class III of the Board of Directors.

•	The nominee for Class M Director receiving the greatest number of votes cast by Class M Stockholders will be elected to serve as a Class M Director and a member of Class III of the Board of Directors.

Vote Required for Approval of the Amendment of Sections 6.1(A) and 6.4(B) of the Company’s Amended and Restated Certificate of Incorporation. Voting Stockholders may vote “for,” “against” or “abstain” with respect to the adoption of this proposal. The adoption of the proposed amendment requires the affirmative vote of the holders of at least 80% of the outstanding shares of Class A Common Stock and at least a majority of the votes cast by Class M Stockholders. Abstentions and broker non-votes by Class A Stockholders will have the effect of votes against the proposal. Abstentions by Class M Stockholders will have no impact on the outcome of this proposal.

Vote Required for Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for 2009. Class A Stockholders may vote “for,” “against” or “abstain” with respect to the adoption of this proposal. The affirmative vote of a majority of the votes cast by Class A Stockholders must be voted “for” this proposal in order for it to be adopted. Abstentions and the failure of either a beneficial owner or the broker thereof to vote shares of Class A Common Stock will have no effect on the outcome of the proposal.

Stockholders Entitled to Vote. As explained above for each proposal, only holders of record of shares of Class A Common Stock and holders of record of shares of Class M Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Voting Procedures. If a Voting Stockholder attends the Annual Meeting in person or sends a representative to the meeting with a signed proxy, that Voting Stockholder may vote or such representative may vote on the Voting Stockholder’s behalf. Voting Stockholders unable to attend the Annual Meeting can ensure that their votes are cast at the meeting by signing and dating the enclosed proxy card and returning it in the envelope provided or by authorizing the individuals named on the proxy card to vote their shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card or voting form. When a proxy card is returned properly signed and dated or a Voting Stockholder’s vote is authorized by telephone or Internet, the vote of the Voting Stockholder will be cast in accordance with the instructions on the proxy card or authorized by telephone or Internet. If a Voting Stockholder does not return a signed proxy card, authorize such Voting Stockholder’s vote by telephone or Internet or attend the meeting in person or by representative and vote, no vote will be cast on behalf of that Voting Stockholder. For Class A Stockholders, the enclosed proxy card indicates on its face the number of shares of Class A Common Stock registered in the name of each such holder at the close of business on the Record Date, which number corresponds to the number of votes such Class A Stockholder will be entitled to cast at the meeting on proposals on which Class A Stockholders are entitled to vote. For Class M Stockholders, the enclosed proxy card indicates on its face the number of votes held by each such holder at the close of business on the Record Date which such Class M Stockholder will be entitled to cast at the Annual Meeting on the election of a Class M Director. The current global proxy calculation for each holder of Class M Common Stock is on file at the Company’s principal office and will be made available to any stockholder of the Company upon request. See “—The Voting Stock” above for further discussion of the voting power of Class A Common Stock and Class M Common Stock.

Voting Stockholders are urged to mark the box on the proxy card to indicate how their vote is to be cast. If a Voting Stockholder returns a signed proxy card but does not indicate on the proxy card how it wishes to vote on a proposal, the vote represented by the proxy card will be cast “FOR” such proposal.

Pursuant to Section 212(c) of the General Corporation Law of the State of Delaware, Voting Stockholders may validly grant proxies over the Internet. Your Internet vote authorizes the named proxies on the proxy card to vote your shares in the same manner as if you had returned your proxy card. In order to vote over the Internet, follow the instructions provided on your proxy card or voting form.

Any Voting Stockholder who executes and returns a proxy card or authorizes its vote by telephone or by Internet may revoke the proxy before it is voted by:

•	notifying in writing Noah J. Hanft, Corporate Secretary of MasterCard Incorporated, at 2000 Purchase Street, Purchase, New York 10577;

•	executing and returning a subsequent proxy;

•

subsequently authorizing the individuals named on its proxy card to vote its interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with its proxy card; or

•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. If you plan to vote your shares in person at the Annual Meeting, see the requirements set forth in “—Attending the Annual Meeting” below.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

FOR the election of the three nominees named in this Proxy Statement to serve as Class A Directors (Class III) on the Board of Directors;

FOR the election of the nominee named in this Proxy Statement to serve as a Class M Director (Class III) on the Board of Directors;

FOR the approval of the amendment of Sections 6.1(A) and 6.4(B) of the Company’s certificate of incorporation; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2009.

In the event a Voting Stockholder specifies a different choice on the proxy, that Voting Stockholder’s shares will be voted in accordance with the specification so made.

The Company’s 2008 Annual Report (the “Annual Report”), which includes the Company’s Form 10-K for the year ended December 31, 2008 (the “Form 10-K”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 19, 2009, is enclosed herewith. Copies of the Form 10-K, as well as other periodic filings by the Company, are also available on the Company’s website at http://www.mastercard.com.

A copy of the Annual Report will be furnished to you upon a request in writing to the Corporate Secretary of the Company at the address set forth below under “—Solicitation of Proxies.”

Solicitation of Proxies. The Company will bear the costs of solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement. In addition to the solicitation of proxies by use of the mail, proxies may be solicited from Voting Stockholders by directors, officers, employees and agents of the Company in person or by telephone, facsimile or other appropriate means of communication. The Company has engaged Georgeson Inc. to solicit proxies on behalf of the Company. The anticipated cost of Georgeson Inc.’s services is estimated to be approximately $[    ] plus reimbursement of reasonable out-of-pocket expenses. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of the Company in connection with the solicitation. Any questions or requests for assistance regarding this Proxy Statement and related proxy materials may be directed to:

MasterCard Incorporated

Office of the Corporate Secretary

2000 Purchase Street

Purchase, New York 10577

Attention: Noah J. Hanft

Telephone: (914) 249-2000

Facsimile: (914) 249-4262

or

Georgeson Inc.

199 Water Street

26th Floor

New York, New York 10038

Telephone: (866)  541-3547

Householding. The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits the Company to realize significant cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to stockholders sharing a single address, the Company is sending only one Annual Report and Proxy Statement to that address unless the Company has received contrary instructions from a stockholder at that address. Any stockholders who object to or wish to begin householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. The Company will send an individual copy of the Annual Report and Proxy Statement to any stockholder who revokes its consent to householding within 30 days of the Company’s receipt of such revocation.

Attending the Annual Meeting. If you are a holder of record and plan to attend the Annual Meeting, please indicate this when you vote. The top half of the proxy card is your admission ticket. When you arrive at the meeting, you will be asked to present photo identification, such as a driver’s license. If you hold your shares in “street name,” typically through a brokerage account, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the meeting, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.

ELECTION OF DIRECTORS

The Company’s Board of Directors. The Board of Directors currently consists of twelve members. The certificate of incorporation and the by-laws of the Company provide that up to three directors, but not more than one-quarter of all directors, are elected by the Class M Stockholders, voting separately as a class. The remaining members of the Board of Directors, including the Company’s Chief Executive Officer, if nominated, are elected by the Class A Stockholders, voting separately as a class.

At the Annual Meeting, three Class A Directors and one Class M Director are to be elected to the Board of Directors. Each of the three Class A Directors will serve until the expiration of his term as set forth below or until his successor is elected and qualified. The directors elected to the Board of Directors will automatically be appointed as members of the board of directors of our operating subsidiary, MasterCard International Incorporated (“MasterCard International”).

Pursuant to the certificate of incorporation and the by-laws of the Company, the Board of Directors is divided into three classes (Class I, Class II and Class III), with each class serving for a staggered, three-year term. In addition, the certificate of incorporation provides that no more than one Class M Director may be allocated to a single class. Upon expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Accordingly, those directors who are nominated for re-election at the Annual Meeting belong to Class III and are expected to serve until the expiration of their terms at the Company’s annual meeting of stockholders in 2012. The other members of the Board of Directors belong to either Class I or Class II, as indicated in the table below, and will continue to serve on the Board of Directors until the expiration of their terms in 2010 and 2011, respectively, or until their successor is elected and qualified.

The Company’s European Board. The Company’s European Board of Directors (the “European Board”) currently consists of fifteen members. The certificate of incorporation and the by-laws of the Company provide that, subject to the withdrawal of any or all of the European Board’s authority or the termination of the European Board’s existence (as described below), specified aspects of the Company’s operations in Europe are managed by or under the direction of the European Board, which is comprised of directors elected by the Class M Stockholders with their principal operations in our Europe region (the “Europe Class M Stockholders”). In particular, following our initial public offering in May 2006, our certificate of incorporation provided that the following specified aspects of the Company’s operations in Europe would be managed by or under the direction of the European Board: (1) review of applications for membership (subject to guidelines established by the Board of Directors from time to time); (2) fines (subject to guidelines established by the Board of Directors from time to time); (3) intraregional operating rules (subject to guidelines established by the Board of Directors from time to time); (4) assessments and fees to the extent that such assessments and fees do not have an exclusionary effect (subject to guidelines established by the Board of Directors from time to time); (5) intraregional product and enhancement development to the extent that the development initiatives do not relate to competitively sensitive matters; (6) annual expense budget; (7) surplus funds; and (8) affinity and co-branding rules.

Our certificate of incorporation also provides, however, that the Board of Directors, acting with at least a 75% majority, may withdraw the authority granted to the European Board in its entirety and may terminate the existence of the European Board if the European Class M Stockholders approve such withdrawal and termination by a majority of votes cast. In addition, the Board of Directors, acting with at least a 75% majority, may permanently withdraw from the European Board any specific authority granted to the European Board. The Board of Directors, acting with at least a two-thirds majority, may also override any decision or otherwise temporarily assume any authority granted to the European Board. Finally, the Board of Directors, acting with a simple majority, may override any decision or otherwise temporarily assume any authority granted to the European Board if, in the Board of Directors’ sole judgment and discretion, any action or failure to take action by the European Board: (1) could subject the Company to risk of legal or regulatory liability, (2) would be contrary to the Company’s global strategy, (3) would be reasonably likely to have an effect outside Europe or on U.S. commerce or (4) relates to any matter outside of the authority granted to the European Board.

On September 9, 2008, the Board of Directors, pursuant to our certificate of incorporation, withdrew, permanently assumed and then delegated to management the specific authority granted to the European Board with respect to the following specified aspects of the Company’s operations in Europe: (1) assessments and fees, (2) annual expense budget and (3) surplus funds. In taking this action, the Board of Directors considered that as a practical matter and in the ordinary course, approvals with respect to these matters had been overseen by management and not the European Board, and that the European Board had played a minimal role in these areas following our initial public offering. These specified aspects of the Company’s operations in Europe could involve competitively sensitive issues, and while the European Board specifically does not have authority over competitively sensitive issues, the Board withdrew and permanently assumed the above categories of specific allocated authorities and delegated them to management to eliminate any uncertainty over the matters and because the Board determined that such authorities should appropriately reside with management.

Each member of the European Board who is elected by the European Class M Stockholders serves for a two-year term. Any Class M Director who is designated as a director from our Europe region automatically becomes a member of the European Board and serves until such Class M Director resigns or is removed from our Board of Directors. As provided in our certificate of incorporation and by-laws, the number of members of the European Board will be automatically adjusted to include such Class M Director if the number of members of the European Board would otherwise exceed the number fixed by the European Board. At the Company’s 2008 annual meeting of stockholders, sixteen directors were elected to the European Board, each to serve until the Company’s annual meeting of stockholders in 2010 or until his or her successor is elected and qualified. Due to a change in membership subsequent to the 2008 annual meeting, the number of members serving on the European Board is currently fifteen. Mr. Barzi, a current member of the European Board, is the Class M Director representing the Europe region and automatically continues to be a member of the European Board following his election at the 2008 annual meeting of stockholders.

PROPOSAL 1

ELECTION OF CLASS A DIRECTORS

Nominees for Election as Class A Director

Each of the following nominees for election to the Board of Directors as a Class A Director (Class III) has been approved by the Board of Directors: Richard Haythornthwaite, David R. Carlucci and Robert W. Selander. Messrs. Haythornthwaite, Carlucci and Selander were each elected to the Board of Directors at the Company’s 2006 annual meeting of stockholders. Biographical information for each of the nominees for election as a Class A Director is provided below.

Richard Haythornthwaite, age 52, is Chairman of the Company's Board of Directors and has served on the Board of Directors since May 2006. Mr. Haythornthwaite is President of PSA Energy Holdings SPC and an advisor to Star Capital Partners Limited. From 2006 until 2008, Mr. Haythornthwaite was a partner of Star Capital Partners. From 2001 to 2005, Mr. Haythornthwaite served as Chief Executive Officer and Director for Invensys plc and from 1997 to 2001 he served as Chief Executive, Europe and Asia and then as Group Chief Executive for Blue Circle Industries plc (acquired by Lafarge SA in 2001). His prior positions include serving as a Director of Premier Oil plc, President of BP Venezuela, and General Manager, Magnus Oilfield, BP Exploration. Mr. Haythornthwaite is also Chairman of the Risk and Regulation Advisory Council and Chairman of Southbank Centre Board. In January 2009, Mr. Haythornthwaite was announced as the designate chairman of Network Rail, and he is expected to become chairman in July 2009.

David R. Carlucci, age 54, has served on the Company’s Board of Directors since May 2006. Mr. Carlucci is the Chairman, Chief Executive Officer and President of IMS Health Incorporated. Mr. Carlucci has served as Chief Executive Officer and President of IMS Health Incorporated since January 2005 and served as President and Chief Operating Officer of IMS Health Incorporated from October 2002 until January 2005 Mr. Carlucci was appointed to serve as Chairman of IMS Health Incorporated’s board of directors effective April 1, 2006. From January 2000 until January 2002, before joining IMS Health Incorporated, Mr. Carlucci was General Manager of IBM Americas, which comprises all of IBM’s sales and distribution operations in the U.S., Canada and Latin America. Prior to that, Mr. Carlucci held roles of increasing responsibility at IBM, including General Manager of IBM’s S/390 Division from January 1998 to January 2000; Chief Information Officer from February 1997 to January 1998; General Manager, IBM Printing Systems Company from July 1995 to January 1997; Vice President, Systems, Industries and Services, Asia Pacific from January 1993 to July 1995; and Vice President, marketing and channel management, IBM Personal Computer Company—North America from February 1990 to December 1992.

Robert W. Selander, age 58, is President and Chief Executive Officer of MasterCard Incorporated and MasterCard International. Mr. Selander has served on the Board of Directors since June 2002 and the MasterCard International board of directors since 1997. Mr. Selander also serves on the Company’s Executive Committee. Prior to his election as President and Chief Executive Officer of MasterCard International in April 1997, Mr. Selander was an Executive Vice President and President of the MasterCard International Europe, Middle East/Africa and Canada regions. Before joining MasterCard in 1994, Mr. Selander spent two decades with Citicorp/Citibank, N.A. Mr. Selander is a member of the board of directors of The Financial Services Roundtable.

Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominees listed above, each of whom has consented to being named in this Proxy Statement and to serving if elected. In the event that any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE “FOR” ALL NOMINEES TO SERVE AS CLASS A DIRECTORS (CLASS III).

Continuing Class A Directors

The following Class A Directors have terms which do not expire at the Annual Meeting and are expected to serve on the Board of Directors until the expiration of their term at the annual meeting of stockholders for the year indicated below:

Name	Term Expiring in:
Nancy J. Karch	2010 (Class I)
José Octavio Reyes Lagunes	2010 (Class I)
Edward Suning Tian	2010 (Class I)
Bernard S. Y. Fung	2011 (Class II)
Marc Olivié	2011 (Class II)
Mark Schwartz	2011 (Class II)

Biographical information for each of these continuing directors is provided below.

Nancy J. Karch, age 61, has served on the Company’s Board of Directors since January 2007. Ms. Karch is Director Emeritus of the consulting firm, McKinsey & Company, where she served as a senior partner from 1988 until 2000, and served in other capacities there beginning in 1974. She serves as a director and audit committee chair for, and member of the nominating and corporate governance committee of, Liz Claiborne Inc., an apparel company; a director and member of the compensation committee and the nominating and corporate governance committee for Genworth Financial, Inc., a life insurance and financial services company; and a director, member of the audit committee and chair of the nominating and corporate governance committee for The Corporate Executive Board Company, a business research firm. She is also a Trustee of The Westchester Land Trust and Northern Westchester Hospital, both not-for-profit organizations.

José Octavio Reyes Lagunes, age 57, has served on the Company’s Board of Directors since January 2008. Mr. Reyes is President, Latin America Group at The Coca-Cola Company, a position he has held since December 2002. Mr. Reyes began his career at The Coca-Cola Company in 1980 at Coca-Cola de Mexico as Manager of Strategic Planning. In 1987, he was appointed Manager of the Sprite and Diet Coke brands at corporate headquarters in Atlanta. In 1990, he was appointed Marketing Director for Brazil, and he later became Vice President of Marketing and Operations for Coca-Cola de Mexico. Mr. Reyes became President for Coca-Cola de Mexico in 1996. In September 2002, Mr. Reyes was named President of the North Latin America Division at Coca-Cola, comprising Mexico, Venezuela, Colombia, Central America and the Carribean. Prior to joining Coca-Cola, Mr. Reyes spent five years with Grupo IRSA, a Monsanto Company joint venture. He is a member of the Advisory Board of the NFL—Mexico and is a Director of the Papalote Museo de Niño and a member of the advisory board of Casa de la Amistad, both not-for-profit organizations.

Edward Suning Tian, age 45, has served on the Company’s Board of Directors since May 2006. Mr. Tian is the founder and Chairman of China Broadband Capital Partners, L.P. (“CBC Capital”). Prior to founding CBC Capital, Mr. Tian was the Vice Chairman and Chief Executive Officer of China Netcom Group Corporation (Hong Kong) Limited from November 2004 to May 2006. Mr. Tian also served as Vice President, China Network Communications Corporation Ltd., parent company of China Netcom Group Corporation (Hong Kong) Limited during that period. From 1999 to 2002, Mr. Tian served as Chief Executive Officer of China Netcom Corporation Ltd. Mr. Tian was the co-founder and Chief Executive Officer of AsiaInfo Holdings, Inc. from 1993 to 1999. Mr. Tian was the Vice Chairman of the board of directors of PCCW Limited from 2005 to 2007. He is a Member of the International Business Council of the World Economic Forum, the Harvard Business School Asia Advisory Committee, and the Asia Business Council and the Asia Pacific Council of the Nature Conservancy. In addition, Mr. Tian has been a member of the board of directors of AsiaInfo Holdings, Inc. since 1993 and has been serving as non-executive director of Lenovo Group Limited since August 2007. Mr. Tian also serves as Senior Advisor to Kohlberg Kravis Roberts & Co., a private equity firm. Since July 2008, he has been a director of Taikang Life Insurance Company Limited.

Bernard S.Y. Fung, age 55, has served on the Company’s Board of Directors since June 2006. Mr. Fung is Chairman and Chief Executive Officer, Aon Asia Pacific Region, a subsidiary operation of the Chicago-based Aon Corporation. He is a member of Aon Corporation’s Executive Committee. Mr. Fung was named Chief Executive Officer of Aon Asia Limited in 1997, Chairman and Chief Executive Officer, Asia, in 2000, and Chairman and Chief Executive Officer, Asia Pacific region in 2004. He joined Aon from Inchcape/Bain Hogg where he was CEO when it was acquired by Aon in 1997. Prior to Aon, he worked for Alexander & Alexander Group in several senior management positions in both Toronto, Canada and New York. He began his career as an audit manager and chartered accountant with KPMG International.

Marc Olivié, age 55, has served on the Company’s Board of Directors since May 2006. Mr. Olivié is President and Chief Executive Officer of W.C. Bradley Co. He is also the Chairman of MRO Management BVBA. From July 2007 to October 2008, he was Chief Executive Officer of MRO Management BVBA. From April 2005 to June 2007, Mr. Olivié was President and Chief Executive Officer of the Agfa-Gevaert Group. During that time, he also served as the Executive Director of the board of directors and Chairman of the Executive Committee of Agfa-Gevaert N.V. From 2004 to April 2005, Mr. Olivié was Executive Vice President of the Agfa-Gevaert Group. From 2001 to 2004, Mr. Olivié was Senior Vice President and President, Global Bath and Kitchen Products for American Standard Companies Inc. Prior thereto, Mr. Olivié was President and Chief Executive Officer of Armstrong Floor Products for Armstrong Holdings, Inc. from 2000 to 2001 and of Armstrong Building Products for Armstrong Holdings, Inc. from 1996 to 2000.

Mark Schwartz, age 54, has served on the Company’s Board of Directors since May 2006. Mr. Schwartz is Chairman of MissionPoint Capital Partners LLC. From late 2002 until early 2005, he served as a senior advisor to George Soros and then as President and Chief Executive Officer of Soros Fund Management LLC. From 1979 to 2001, Mr. Schwartz served in various positions at The Goldman Sachs Group, Inc., including as Chairman, Goldman Sachs Asia, from 1999-2001, Member, Management Committee, from 1998 to 2001, and President, Goldman Sachs Japan, from 1997-2001. Mr. Schwartz was a partner of The Goldman Sachs Group, Inc. from 1988 until he retired in 2001. Mr. Schwartz currently serves as a director of Softbank Corp., a Trustee and member of the Executive Committee of New York Presbyterian Hospital, a member of the Executive Committee of Children’s Hospital of New York Presbyterian, and a Director of the President’s Council at Massachusetts General Hospital. He is also a member of COUR Executive Committee of Harvard University, a member of the Dean’s Council at Harvard College, Chairman of the Visiting Committee of the Harvard Business School, a member of the Dean’s Executive Committee of the Harvard Kennedy School, and a member of the Harvard China Advisory Group.

PROPOSAL 2

ELECTION OF CLASS M DIRECTOR

Nominee for Election of Class M Director

The nominee for election to the Board of Directors as a Class M Director (Class III), Steven J. Freiberg, has been approved by the Board of Directors. Mr. Freiberg was appointed to the Board of Directors as a Class M Director in May 2006. Biographical information for Mr. Freiberg is provided below.

Steven J. Freiberg, age 52, has served on the Company’s Board of Directors since September 2006. Previously, Mr. Freiberg served on the former U.S. region board of MasterCard from January 2001 until May 2006 and served as Chairman of the Company’s U.S. region board from 2004 until May 2006. Mr. Freiberg is Chairman and Chief Executive Officer of Citi Holdings—Global Consumer. Prior to being appointed to this position in January 2009, he served as Chief Executive Officer of Global Cards for Citigroup. From 2005 until March 2008, Mr. Freiberg served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group N.A. and Co-Chair of the Global Consumer Group. Prior to his appointment as Co-Chairman of the Global Consumer Group in 2005, Mr. Freiberg served as Chairman and Chief Executive Officer of Citi Cards from 2001 until 2005. Prior to that, Mr. Freiberg held positions of increasing seniority with Citigroup’s predecessor companies and affiliates since joining Citigroup’s Card Products Division in 1980. He is a member of Citigroup’s Operating and Management Committees. Additionally, he serves or has served on the board of directors of several of Citigroup’s affiliates, including Citibank N.A., Citicorp Credit Services Inc., Citicorp Investment Services, Citicorp Insurance Group, Citibank Trust N.A., Citibank FSB and the Citigroup Foundation. Mr. Freiberg also serves on the Board of the March of Dimes and he Co-Chairs Habitat for Humanities’ NYC Council.

Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominee listed above, who has consented to being named in this Proxy Statement and to serving if elected. In the event that the nominee elected is unable to serve, the persons designated as proxies reserve full discretion to vote for another person.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS M STOCKHOLDERS VOTE “FOR” THE NOMINEE TO SERVE AS A CLASS M DIRECTOR (CLASS III).

Continuing Class M Directors

The two Class M Directors who have not been nominated for election at the Annual Meeting and who are expected to serve on the Board of Directors until the expiration of the terms of their classes in 2010 and 2011, respectively, are Silvio Barzi (Class I) and Jackson P. Tai (Class II). Biographical information for Messrs. Barzi and Tai is provided below.

Silvio Barzi, age 61, has served on the Company’s Board of Directors since January 2008. Mr. Barzi previously served on the Company’s Board of Directors from April 2003 until May 2006 and again from June 2007 until January 2008 as a non-voting observer to the Board of Directors. Mr. Barzi is the Executive Vice President of UniCredit Group and founder and Chairman of UniCredit Consumer Financing, a bank specializing in credit cards and consumer credit mortgages. He has also served as a member of the MasterCard Europe Region Board from 2001 until May 2006, and has been a member of the MasterCard European Board since the Company’s initial public offering in May 2006. Mr. Barzi has served as Chairman of the MasterCard European Board since June 2007. Prior to joining UniCredit Group in 2000, Mr. Barzi was a Vice President at Booz Allen & Hamilton. From 1995 until 1998, he worked for the Credit Suisse-Winterthur Group, where as Chief Operating Officer he was responsible for the merger and integration of six Italian-based insurance companies.

From 1981 to 1995, Mr. Barzi was a partner in the Italian office and a leader within the European Financial Institutions and Information Technology practices of McKinsey & Company. Mr. Barzi is also on the Board of Trustees of Collegio di Milano.

Jackson P. Tai, age 58, has served on the Company’s Board of Directors since September 2008. Mr. Tai is the former Vice Chairman and Chief Executive Officer of DBS Group and DBS Bank Ltd., having served as Chief Executive Officer from June 2002 until December 2007. Mr. Tai joined DBS Group in July 1999 as Chief Financial Officer, and subsequently served as President and Chief Operating Officer until his appointment as Chief Executive Officer. From June 1974 until July 1999, Mr. Tai held several management positions in the Investment Banking Division at J.P. Morgan & Co. Incorporated in New York, Tokyo and San Francisco. Mr. Tai currently serves as a director on the Board of Directors of Brookstone, Inc., the ING Groep NV Supervisory Board and the Board of Directors of CapitaLand.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Qualifications of Directors. Our certificate of incorporation and by-laws, as well as our Corporate Governance Guidelines, provide for the following qualifications for service as a member of the Board of Directors:

•

except for the up to three directors (but no more than one-quarter of all directors) that are elected by the Class M Stockholders, no director shall be a person who is or has been during the prior three years a director, officer, employee or agent of, or otherwise be affiliated with: (1) any person that at the time of the filing of the amended and restated certificate of incorporation in June 2007 was, or thereafter shall become, a Class A member or affiliate member of MasterCard International or licensee of any of the Company’s or MasterCard International’s brands, or an affiliate of any of the foregoing, whether or not such person continues to retain such status (a “Member”), or (2) any person that is an operator, member or licensee of any general purpose payment card system that competes with the Company, or any affiliate of such a person (a “Similar Person”), or have been a director, officer, employee or agent of, or have represented or otherwise been affiliated with, a Member or Similar Person during the prior three years or otherwise have any business relationship with a Member or Similar Person that is material to such person;

•

no director shall be a trustee, officer, employee or agent of, or represent or otherwise be affiliated with The MasterCard Foundation, a private charitable foundation incorporated in Canada, or have been a director, officer, employee or agent of, or represented, or otherwise been affiliated with The MasterCard Foundation during the prior three years or otherwise have a business relationship with The MasterCard Foundation that is material to such director; and

•

no director shall be a director, regional board director, officer, employee or agent of, or represent: (1) an entity that owns and/or operates a payment card program that is competitive with any of the Company’s card programs, as determined in the sole discretion of the Board of Directors (a “Competitor”) or (2) an institution that is represented on any board of a Competitor.

In addition, each of our directors must also serve as a director of MasterCard International.

Our certificate of incorporation and Corporate Governance Guidelines further provide that, to the extent practicable and subject to the Board of Directors’ fiduciary duties, the directors nominated by the Board of Directors for election as Class A Directors (other than the chief executive officer) should reflect the geographic diversity and global profile of the Company and that the citizenships and residencies of these directors should reflect the geographic regions in which we operate in a manner approximately proportionate to our business activity as reflected in the global proxy calculation formula contained in our certificate of incorporation.

Similarly, our certificate of incorporation and Corporate Governance Guidelines provide that, to the extent practicable and subject to the Board of Directors’ fiduciary duties, the directors nominated by the Board of Directors for election as Class M Directors should include one citizen and resident of a country in, or director, officer, employee, agent or representative of a member of MasterCard International designated as belonging to, our Americas region; one citizen and resident of a country in, or director, officer, employee, agent or representative of a member of MasterCard International designated as belonging to, our European region; and one citizen and resident of a country in, or director, officer, employee, agent or representative of a member of MasterCard International designated as belonging to, our Asia/Pacific-Middle East/Africa region.

Our certificate of incorporation, by-laws and Corporate Governance Guidelines provide that no more than one Class M Director may be a director, officer, employee, agent or representative of any single member of MasterCard International or any affiliate thereof. No Class M Director may serve as Chairman of our Board of Directors, and no officer may serve as Chairman of our Board of Directors unless the election or appointment of such officer to so serve is approved by the affirmative vote of at least 75% of the entire Board of Directors. In addition, no more than one Class M Director may serve on our Audit Committee, our Human Resources and Compensation Committee (the “Compensation Committee”), our Nominating and Corporate Governance Committee (the “Nominating Committee”) or any Executive Committee, and no Class M Director will participate in the process of nominating any person to serve as a director of the Company (unless such person is being nominated to serve as a Class M Director or is the Chief Executive Officer of the Company) or selecting any person to serve as a director of The MasterCard Foundation.

Our certificate of incorporation and Corporate Governance Guidelines also provide that no member of the European Board may be a director, regional board director, officer, employee or agent of, or represent a Competitor or a director, regional board director, officer, employee or agent of an institution that is represented on any board of a Competitor.

Director Independence. Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board of Directors (and each member of the Audit, Compensation and Nominating Committees) must be independent. The Board of Directors has adopted director independence standards, which are contained in the Company’s Corporate Governance Guidelines, to assist in its determination of director independence. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board of Directors broadly considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. When assessing the materiality of a director’s relationship with the Company, the Board of Directors considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In addition, the Board of Directors applies the independence standards set by the NYSE, which are generally tracked in the independence guidelines set forth below.

The Board of Directors has established the following guidelines to assist it in determining director “independence”:

•

A director will not be independent if: (1) the director is, or has been within the last three years, employed by the Company, or an immediate family member of the director is, or has been within the last three years, employed by the Company as an executive officer; (2) the director or an immediate family member of the director has received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); (3) (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (b) the director is currently employed by such a firm, (c) the director has an immediate family member who is currently employed by such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or (5) the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of the consolidated gross revenues of such other company.

•	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (1) relationships involving the provision of products or services either by or to the Company or its subsidiaries or affiliates and involving a director, his or her immediate family members, or a company or charitable organization of which the director or an immediate family member is (or, at the time of the transaction, was) a partner, shareholder, officer, employee or director so long as the following condition is satisfied: the products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers; (2) if a director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year, are less than the greater of $1,000,000 or two percent of the consolidated gross revenues of such other company; (3) if a director beneficially owns, or is an employee of another company that beneficially owns, less than 10% of the Company’s common equity; (4) if a director is an executive officer or an employee of another company to which the Company is indebted, and the total amount of the indebtedness is less than one percent of the total consolidated assets of the company for which he or she serves as an executive officer or an employee; and (5) if a director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than the greater of $1,000,000 or two percent of that organization’s consolidated gross revenues. Notwithstanding the foregoing, no relationship required to be disclosed by the Company pursuant to Item 404 of Regulation S-K shall be treated as categorically immaterial. The Board of Directors reviews annually all commercial, charitable and other relationships of directors.

For the purpose of applying these director independence standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board of Directors has determined that Ms. Karch and Messrs. Barzi, Carlucci, Fung, Haythornthwaite, Olivié, Reyes, Schwartz, Tai and Tian qualify as independent directors within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board of Directors as set forth above. In the course of its determination regarding the independence of each non-management director, the Board of Directors considered any transactions, relationships and arrangements as required by Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board of Directors as set forth above.

In reaching the determination that Ms. Karch and Messrs. Barzi, Reyes, Tai and Tian are independent, the Board of Directors considered the fact that: (1) Ms. Karch is Director Emeritus of McKinsey & Company, a director of The Corporate Executive Board Company and a Trustee of the Westchester Land Trust, (2) Mr. Barzi is an executive officer of UniCredit Group, (3) Mr. Reyes is an executive officer of The Coca-Cola Company, (4) Mr. Tai is a former executive officer of DBS Group and DBS Bank Ltd., a member of the ING Groep NV Supervisory Board and a member of the Asia-Pacific Advisory Board of Bloomberg LP and (5) Mr. Tian is a Member of the Nature Conservancy. During 2006, the Company contributed approximately $200 to the Westchester Land Trust and approximately $50,000 to the Nature Conservancy, each of which constitutes an immaterial charitable relationship pursuant to our Corporate Governance Guidelines. Although service as a director or executive officer of another company alone is not a material relationship that would impair a director’s independence, the above listed relationships were reviewed by the Board of Directors. Furthermore, although each of UniCredit Group, DBS Group, DBS Bank Ltd., ING Groep NV, Bloomberg LP and The Coca-Cola Company has a business relationship with the Company, sales to and/or purchases from these entities amounted to less than the greater of $1 million or 2% of that company’s consolidated gross revenues during each of 2008, 2007 and 2006. The Board determined that, during all relevant years, none of the relationships listed above were of an amount or nature to impede the exercise of independent judgment of any of Ms. Karch or Messrs. Barzi, Reyes, Tai or Tian.

Nomination of Directors. Candidates for nomination to the Board of Directors are selected by the Nominating Committee, based on the Nominating Committee’s review of candidates in accordance with the

Nominating Committee’s charter. The Nominating Committee identifies potential new director candidates by recommendations from its members, other members of the Board of Directors, Company management and individual stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm. The process by which the Nominating Committee evaluates candidates submitted by stockholders does not differ from the process it follows for evaluating other nominees. The Nominating Committee also nominates individuals for election as members of the European Board.

When considering the qualifications of a nominee, the Nominating Committee may take into account, in addition to the geographic diversity and regional considerations described above under “—Qualifications of Directors,” other factors such as strength of character, maturity of judgment, experience, expertise/knowledge, diversity, the extent of international experience and the extent to which the candidate would fill a present need on the Board of Directors. For additional information on the nomination process, see the charter for the Nominating Committee and the Company’s Corporate Governance Guidelines, which are located on the Company’s website at http://www.mastercard.com

The nominees for re-election to the Board of Directors as Class A Directors and Class M Director at the Annual Meeting were approved by the Nominating Committee after evaluating their qualifications and service on the Board of Directors. The Nominating Committee recommended each such nominee for approval by the Board of Directors.

Stockholders may submit recommendations for nomination in writing to the Corporate Secretary of the Company at the address set forth above under “Introduction—Solicitation of Proxies” not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting. The Corporate Secretary will forward all bona fide recommendations received by such date to the Nominating Committee for its consideration. Stockholder recommendations should include: (1) the name and address of the stockholder making the recommendation, as it appears on the Company’s books, and of the beneficial owner, if any, on whose behalf the recommendation is being made, (2) the class and number of shares of the Company, which are owned beneficially and of record by such stockholder and/or such beneficial owner, (3) the candidate’s name and contact information, (4) a description of any relationship between the stockholder and the candidate, (5) a description of the candidate’s qualifications, and (6) a signed statement from the candidate that he or she is willing and able to serve as a director, and is qualified to so serve under the Company’s by-laws, if elected. The Nominating Committee may request such additional information from the recommended nominee or the stockholder as it deems appropriate.

Stockholders may also nominate directors for election pursuant to our by-laws. See “Stockholder Proposals and Director Nominations” for a description of this process.

Non-Executive Chairman of the Board. The Company has a non-executive Chairman of the Board of Directors. The role of the Chairman is to provide governance and leadership to the Board of Directors, including helping to organize the work of the Board of Directors and ensuring that its members have information to effectively carry out their responsibilities. Specifically, the Chairman’s responsibilities include, among others things:

•	presiding over meetings of the Board of Directors and executive sessions of non-management and independent directors;

•	overseeing the adequacy of information available to directors;

•	coordinating feedback regarding issues discussed in executive session as well as performance to the Chief Executive Officer;

•

facilitating effective communication between the Board of Directors and our stockholders, including, among other things, by presiding over the annual meeting, and any special meetings, of stockholders;

•

working with the Chief Executive Officer and Corporate Secretary to facilitate clear communications by and between directors from different regions and representing different classes of stockholders; and

•	providing advice and counsel to the Chief Executive Officer.

Non-Management Director Meetings. The non-management directors are afforded a regular opportunity to meet in executive session, or more frequently upon request of any non-management director. The Board of Directors holds regularly scheduled meetings in executive session without management present. The Chairman of the Board of Directors ordinarily presides at such sessions.

Stockholder Communications. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the director that presides over the executive sessions of non-management directors, or the non-management directors as a group), any committee of the Board of Directors or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence can be sent by e-mail to General_Counsel@mastercard.com or by mail to MasterCard Incorporated, Board of Directors, 2000 Purchase Street, Purchase, NY 10577.

Documents Available. The Company’s Corporate Governance Guidelines and Supplemental Code of Ethics, as well as the charters of the Board committees can be found on the Company’s website at http://www.mastercard.com. These documents will also be made available in print to any stockholder who requests them by writing to the Corporate Secretary at the address set forth above under “Introduction—Solicitation of Proxies.”

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has a standing Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors, each of which is described below.

Audit. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities. Among other things, it reviews the activities, results and effectiveness of internal and external auditors, and confirms the independence of the external auditors. The Audit Committee also reviews the Company’s key risks and controls and its quarterly and annual financial statements. The Audit Committee operates under a written charter, which is available to stockholders through our website at http://www.mastercard.com. The current members of the Audit Committee are Ms. Karch and Messrs. Barzi, Haythornthwaite, Olivié and Schwartz (Chairman), each of whom the Board of Directors has determined qualify as independent according to the corporate governance listing standards of the NYSE (as described above) and under the independence criteria established by the SEC. Messrs. Haythornthwaite, Olivié, and Schwartz were elected to the Audit Committee on May 31, 2006. Ms. Karch was appointed to the Audit Committee on February 6, 2007 and Mr. Barzi was appointed to the Audit Committee on April 8, 2008. As of February 3, 2009, Mr. Tai joined the Audit Committee as a non-voting participant. Mr. Carlucci was elected to the Audit Committee on May 31, 2006 and his service on the Audit Committee concluded upon the addition of Mr. Barzi to the Audit Committee on April 8, 2008. The Board of Directors has identified Mr. Schwartz as an “audit committee financial expert” under the applicable SEC rules based on his experience and qualifications. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. The Audit Committee held nine meetings during 2008.

Nominating and Corporate Governance. The Nominating Committee considers and nominates individuals to serve as directors of the Company and performs the other functions set forth in its charter, which is available to stockholders through our website at http://www.mastercard.com. The current members of the Nominating Committee are Ms. Karch and Messrs. Haythornthwaite (Chairman), Schwartz, Tai and Tian, each of whom the Board of Directors has determined qualify as independent according to the corporate governance listing standards of the NYSE. Messrs. Haythornthwaite, Schwartz and Tian were each elected to the Nominating Committee on May 31, 2006. Ms. Karch was appointed to the Nominating Committee on February 6, 2007. Mr. Tai was appointed to the Nominating Committee on February 3, 2009. The Nominating Committee held twelve meetings during 2008.

See “Board of Directors and Corporate Governance—Nomination of Directors” for a description of the process pursuant to which the Nominating Committee nominates directors and the process pursuant to which stockholders may recommend candidates as nominees for election as director.

Human Resources and Compensation. The Human Resources and Compensation Committee is primarily responsible for: (1) reviewing annually and approving the Company’s compensation and benefits philosophy and strategy to ensure that our employees are treated equitably and rewarded appropriately for their contributions to the Company’s growth and profitability; (2) ensuring that our executive compensation strategy supports the Company’s objectives and links the interests of executives closely to those of our stockholders; (3) reviewing the Company’s compensation and benefit programs and policies, including design, administration, participation and compliance; (4) reviewing and approving company-wide annual and long-term cash or equity incentive compensation plans and ensuring they are administered in a manner consistent with our compensation strategy; (5) reviewing and approving corporate goals and objectives for our Chief Executive Officer and other executive officers’ compensation, including annual and long-term performance objectives; (6) reviewing annually and determining total compensation for our Chief Executive Officer and evaluating his performance in light of established goals and objectives; (7) ensuring that appropriate processes are in place to aid succession planning and development strategies for senior level positions and executives officers; (8) reviewing and discussing with management the Company’s compensation discussion and analysis and, if appropriate, recommending to the Board that it be included in its annual report, proxy statement or other filings with the SEC; and (9) reviewing and approving with the Chief Executive Officer, his recommendations with respect to the individual elements of total direct compensation (base salary, annual bonus and long-term incentive) for our executive officers and key management other than the Chief Executive Officer.

In addition, the Compensation Committee approves the compensation of each of the Company's non-employee directors and executive officers, including the named executive officers listed in the Summary Compensation Table in this Proxy Statement. The Compensation Committee also has exclusive authority to grant equity awards to non-employee directors and executive officers of the Company. Mr. Selander, our Chief Executive Officer, has authority to recommend to the Compensation Committee compensation decisions for the executive officers other than himself. The Compensation Committee delegates certain administrative functions under the Company’s employee benefit plans to certain officers of the Company, including the Company’s Chief Human Resources Officer. The Compensation Committee regularly reviews the Company’s executive compensation and benefits policies, programs and practices and monitors applicable new rules and evolving best practices concerning executive compensation. The Compensation Committee operates under a written charter, which is available to our stockholders through our website at http://www.mastercard.com. The current members of the Compensation Committee are Messrs. Carlucci (Chairman), Fung, Olivié and Reyes, each of whom is a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and determined by the Board of Directors to be independent according to the corporate governance listing standards of the NYSE. Messrs. Carlucci, Fung and Olivié were elected to the Compensation Committee on May 31, 2006. Mr. Reyes was appointed to the Compensation Committee on April 8, 2008. Tan Teong Hean was appointed to the Compensation Committee on February 6, 2007 and concluded his service upon retirement from the Board of Directors on June 3, 2008. The Compensation Committee held six meetings during 2008.

The agenda for meetings of the Compensation Committee is determined by the Chairman of the Compensation Committee with the assistance of the Company’s Chief Human Resources Officer. Compensation Committee meetings are regularly attended by the members of the Compensation Committee, the Company's Chief Executive Officer and the Company’s Chief Human Resources Officer. Generally, the Compensation Committee also meets in executive session. The Chairman of the Compensation Committee reports to the Board of Directors on the Compensation Committee’s decisions concerning, among other things, compensation of the Company’s non-employee directors and executive officers. At the end of each year, the Compensation Committee reviews and makes decisions on the elements and amount of compensation for our named executive officers. Additionally, the Compensation Committee approves the funding for the long-term incentive grants and all other annual cash-based incentive plans. The Compensation Committee has the sole authority with respect to the selection, retention, approval of fees and replacement of any compensation consultants to provide independent advice to the Compensation Committee. The Compensation Committee has retained its own outside compensation consultant, Towers Perrin, which reports directly to the Compensation Committee. For more information on the Company’s processes and procedures for the consideration and determination of executive and non-employee director compensation, including the role of executive officers and Towers Perrin, see the “Compensation Discussion and Analysis” section in this Proxy Statement.

ATTENDANCE AT MEETINGS

Attendance at Meetings by Directors. The Board of Directors held eight meetings during 2008. During 2008, each director attended 75 percent or more of the aggregate of: (a) the total number of meetings of the Board of Directors held during the period when he or she was a director and (b) the total number of meetings held by all Committees of the Board of Directors on which such director served during the period when he or she was a director. The number of meetings held by each Committee during 2008 is set forth above.

Attendance at Annual Meetings. The Company encourages directors to attend its annual meeting of stockholders and endeavors to hold Board and/or committee meetings on the same date as the Company’s annual meeting of stockholders in order to increase the number of directors who attend the annual meeting. Eleven members, including Mr. Selander, out of a then total of twelve members of the Board of Directors attended the 2008 Annual Meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other third parties may send confidential communications directly to the Board of Directors by providing such communications in writing to the Corporate Secretary of the Company at the address set forth above under “Introduction—Solicitation of Proxies.” The Company’s General Counsel, or in his absence, another member of the Company’s Law Department, opens all communications received solely for the purpose of determining whether the contents represent a message to the directors. Communications regarding accounting, internal accounting controls and auditing matters, including violations of the Company’s Supplemental Code of Ethics or alleged violations of law, are transmitted by the Corporate Secretary to the Audit Committee in accordance with the Company’s Whistleblower Procedures. The General Counsel of the Company is responsible for keeping a docket of all communications received from stockholders of the Company and other third parties which constitute complaints under the Company’s Whistleblower Procedures and summarizing the nature of the complaint. The General Counsel will report any recent developments of items listed on the docket in reasonable detail to the Chairman of the Audit Committee (and, if the Chairman so directs, to the full Audit Committee) at or in advance of its next regularly scheduled meeting. The Company’s Whistleblower Procedures can be found on its website at http://www.mastercard.com. Communications (or a reasonable summary thereof) regarding director nominations and corporate governance matters are transmitted by the Corporate Secretary to the Nominating Committee. All other communications (or a reasonable summary thereof) are transmitted by the Corporate Secretary to the Audit Committee, which determines which communications are to be transmitted to the Board of Directors or to another committee of the Board of Directors. If warranted, the Board of Directors or any of its committees may take appropriate action in connection with a stockholder or third-party communication.

EXECUTIVE OFFICERS OF THE COMPANY

Biographical data for the current executive officers of the Company (the “Executive Officers”) are set forth below, excluding Mr. Selander’s biography, which is included above. Each Executive Officer serves at the discretion of Mr. Selander or the Board of Directors. Each Executive Officer is also a member of the Company’s Executive Committee, which manages the Company’s corporate performance and develops corporate strategy. Alan J. Heuer, a named executive officer, resigned as Vice Chairman effective December 23, 2008 and retired from the Company effective December 31, 2008. Michael Michl retired as Chief Administrative Officer of the Company effective December 31, 2008.

Gary J. Flood, age 50, is President, Global Products and Solutions for MasterCard Incorporated and MasterCard International. In this capacity, he has responsibility for the products and services that the Company delivers to its customer financial institutions. Prior to being appointed to his current position in November 2007, Mr. Flood was Executive Vice President of Global Account Management for the Company. In this capacity, Mr. Flood oversaw the Company’s efforts to support its largest global customers. Previously, Mr. Flood was Senior Vice President of Consumer Card Product Management and Development, where he spent four years directing all MasterCard consumer credit programs in the United States. Mr. Flood joined the Company in 1986 as Regional Marketing Director. Before joining the Company, he was National Sales Manager for Citicorp’s Merchant Business.

Noah J. Hanft, age 56, is General Counsel, Chief Payment System Integrity & Compliance Officer and Corporate Secretary of MasterCard Incorporated and MasterCard International. In this capacity, he is responsible for legal affairs and public policy as well as Payment Systems Integrity and franchise development. Mr. Hanft was appointed as General Counsel and Corporate Secretary of the Company in October 2000. In connection with the formation of the Company’s Law and Franchise Integrity Department, Mr. Hanft was appointed as Chief Franchise Officer in 2007, and he has continued to serve in such capacity following the position being renamed as Payment System Integrity and Compliance Officer in 2009. Mr. Hanft has served in various increasingly senior positions at the Company since 1984, except for 1990 to 1993, when Mr. Hanft was Senior Vice President and Assistant General Counsel at AT&T Universal Card Services Corp. Prior to joining MasterCard, Mr. Hanft was associated with the intellectual property law firm of Ladas & Parry in New York. Mr. Hanft began his career as an attorney with the Legal Aid Society and now serves as a member of its board of directors.

Martina Hund-Mejean, age 48, is Chief Financial Officer of MasterCard Incorporated and MasterCard International Incorporated. Prior to becoming Chief Financial Officer in November 2007, Ms. Hund-Mejean served as Senior Vice President and Treasurer of Tyco International Ltd from December 2002 until November 2007. Prior to joining Tyco International Ltd, she was Senior Vice President and Treasurer of Lucent Technologies Inc. (now Alcatel-Lucent). From 1988 to 2000, Ms. Hund-Mejean held a series of finance positions of increasing responsibility at General Motors Corporation, both in the U.S. and U.K., including Assistant Treasurer from 1998 to 2000. She began her corporate career as a credit analyst at Dow Chemical in Frankfurt, Germany.

Walter M. Macnee, age 54, is President, International Markets for MasterCard Incorporated and MasterCard International. In this capacity, he is responsible for MasterCard customer-related activities outside the U.S. Prior to being appointed to his current position, Mr. Macnee was President Global Markets from November 2007 until January 2009. From 2006 until November 2007, Mr. Macnee was President of the Americas, with responsibility for building all aspects of the Company’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. From 2001 to 2004, Mr. Macnee was President of MasterCard Canada. From 2004 to 2006, Mr. Macnee served as Executive Vice President, Canadian Imperial Bank of Commerce, in Toronto. Previously, he spent 18 years with Toronto Dominion Bank.

Chris A. McWilton, age 50, is President, U.S. Markets for MasterCard Incorporated and MasterCard International. Prior to being appointed to his current position, Mr. McWilton was President, Global Accounts from November 2007 until January 2009. From October 2003 until November 2007, Mr. McWilton was Chief Financial Officer of the Company. Prior to Mr. McWilton’s appointment as Chief Financial Officer in October 2003, he served as Senior Vice President and Controller of the Company. Prior to January 2003, Mr. McWilton was a partner at KPMG LLP, an international accounting and tax firm, where he specialized in financial and SEC reporting matters. Mr. McWilton joined KPMG LLP in 1980 and was elected to the partnership in 1992.

Robert Reeg, age 52, is President, Global Technology and Operations of MasterCard Incorporated and MasterCard International. In this role, Mr. Reeg oversees MasterCard’s strategic processing platform, global network and quality of operations and is based at the Company’s Global Technology and Operations headquarters in St. Louis, Missouri. Mr. Reeg served as Chief Technology Officer for MasterCard from 2005 until May 2008. In this role, he was responsible for all computer operations, network engineering, technology architecture, database management, program management, and testing/software quality. Prior to joining MasterCard in April 1995, Mr. Reeg held IT and business leadership positions with Sprint Corp., Cleveland Pneumatic, Totco Inc. and Conoco Inc.

Stephanie E. Voquer, age 57, is Chief Human Resources Officer of MasterCard Incorporated and MasterCard International. In this capacity, she is responsible for Global Human Resources, which includes the corporate and regional Human Resources functions. Prior to assuming this role, Ms. Voquer was responsible for Global Strategy and Operations for the Company from October 2007 to June 2008 and was the group head of Human Resources, MasterCard Europe, based in Waterloo, Belgium from February 2005 to September 2007. Prior to joining MasterCard, in February 2005, Ms. Voquer served as director, Human Resources for Europe/Middle East/Africa (EMEA) for Avaya Communications from May 2001 to January 2005 and was the director of Human Resources Operations, Global Services, for IBM Europe, Middle east and Africa in Paris, France from May 1997 to April 2001. She is a member of the Global Human Resources Council of The Conference Board and the Human Resources Roundtable Group.

CODE OF CONDUCT AND SUPPLEMENTAL CODE OF ETHICS

The Company has a written Code of Conduct that applies to all executive officers, employees and directors of the Company and provides a statement of the Company’s policies and procedures for conducting business legally and ethically. In addition, the Company has adopted a written Supplemental Code of Ethics that applies to the President and Chief Executive Officer, Chief Financial Officer, Controller and other senior officers. Both the Code of Conduct and the Supplemental Code of Ethics are posted on our website at http://www.mastercard.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our voting securities by each person known to us to beneficially own more than five percent of any class of our voting securities, unless otherwise indicated, as of: (1) for Class A Stockholders, March 27, 2009 and (2) for Class M Stockholders, February 12, 2009.

Name and Address of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned	Percent of Total Outstanding Class A Common Stock Beneficially Owned	Shares of Class M Common Stock Beneficially Owned	Percent of Total Voting Power of Class M Common Stock Beneficially Owned(8)
The MasterCard Foundation(1) The Exchange Tower Suite 1030, 10th Floor 130 King Street West Toronto, Ontario M5X 1A9	13,496,933	13.7%	—	—

Marsico Capital Management, LLC(2) 1200 17th Street, Suite 1600 Denver, CO 80202	12,231,284	12.4%	—	—

FMR LLC(3) 82 Devonshire Street Boston, MA 02109	5,278,890	5.4%	—	—

JPMorgan Chase & Co.(4) 270 Park Avenue New York, NY 10017	—	—	4	9.7%

Citigroup, Inc.(5) 399 Park Avenue New York, NY 10043	—	—	57	9.5%

Bank of America Corporation(6) 100 North Tryon Street Charlotte, NC 28255	—	—	7	5.2%

HSBC Holdings plc(7) 8 Canada Square London E14 5HQ United Kingdom	—	—	23	5.1%

(1)	Based on a Schedule 13G filed December 28, 2007. The MasterCard Foundation has sole voting and dispositive power with respect to the shares of Class A Common Stock.
(2)	Based on an amendment to a statement on Schedule 13G filed on February 12, 2009. Marisco Capital Management, LLC has sole voting power with respect to 10,524,498 shares of Class A Common Stock and sole dispositive power with respect to 12,231,284 shares of Class A Common Stock.
(3)

Based on an amendment to a statement on Schedule 13G filed on February 17, 2009 by FMR LLC, Fidelity Management & Research Company is the beneficial owner of 5,151,966 shares of Class A Common Stock. Edward C. Johnson and FMR LLC each have sole dispositive power with respect to these shares. Voting power for shares owned directly by the Fidelity Funds resides with the Funds’ Boards of Trustees. Strategic Advisers, Inc. is the beneficial owner of 75 shares of Class A Common Stock, which FMR LLC beneficially owns. Pyramis Global Advisors, LLC is the beneficial owner of 24,910 shares, with respect to which Edward C. Johnson and FMR LLC each has sole voting and sole dispositive power. Pyramis Global Advisors Trust Company is the beneficial owner of 93,208 shares, of which Edward C. Johnson and FMR LLC each has sole power to dispose of 93,208 shares and sole power to vote 73,559 shares. FIL Limited is the beneficial owner of 8,731 shares, and FMR LLC made its filing on Schedule 13G on a voluntary basis as if it beneficially owned such shares on a joint basis with FIL Limited. FMR LLC, Fidelity Management & Research Company and Strategic Advisers, Inc., share the address listed above. The address for Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 53 State Street, Boston, MA 02109. FIL Limited’s address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(4)	Based on an amendment to a statement on Schedule 13G filed on February 2, 2009, JPMorgan Chase & Co. shares voting power with respect to its Class M Common Stock with its wholly-owned subsidiary, JPMorgan Chase Bank, National Association, both of which share the same address listed above.
(5)	Based on an amendment to a statement on Schedule 13G filed on February 13, 2009, Citigroup, Inc. shares investment and voting power with respect to its Class M Common Stock with Citicorp Holdings Inc. and Citibank, N.A., its subsidiaries, all of which share the same address listed above.
(6)	Based on a Schedule 13G filed on February 13, 2009, Bank of America Corporation shares voting power with respect to its Class M Common Stock with BAC North America Holding Company, BANA Holding Corporation, NB Holdings Corporation, Bank of America, National Association, FIA Card Services, National Association, MBNA Europe Bank Limited, and MBNA Canada Bank, all of which share the same address listed above.
(7)	Based on a Schedule 13G filed on May 8, 2007, HSBC Holdings plc’s shares of Class M Common Stock are held by its subsidiaries on a consolidated basis.
(8)	Each stockholder’s voting rights for its Class M Common Stock is based on such stockholder’s global proxy calculation for the twelve months ended June 30, 2008 and reflects the number of votes that can be cast out of a total of 1,000 Class M votes. Because each share of Class M Common Stock has different voting rights and shares of Class M Common Stock may be held by any number of wholly-owned subsidiaries of a beneficial owner, the number of shares of Class M Common Stock beneficially owned is not necessarily indicative of the percentage of the total Class M Common Stock voting rights held by such Class M Stockholder.

The following table shows, as of March 27, 2009: (1) the number of shares of Class A Common Stock directly or indirectly owned, (2) stock options exercisable within 60 days of that date, (3) the total number of shares of Class A Common Stock beneficially owned, including shares that could have been acquired through the exercise of stock options exercisable within 60 days of that date and any other stock awards that would vest within 60 days of that date and (4) deferred stock units owned (but not beneficially owned), by each director, each named executive officer listed on the “Summary Compensation Table”, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Exchange Act, by all directors and executive officers as a group as of March 27, 2009 and each director and named executive officer individually is less than 1% of the Company’s outstanding shares of Class A Common Stock.

	Shares of Class A Common Stock Beneficially Owned
Name	Shares of Class A Common Stock Directly and Indirectly Owned (a)		Stock Options Exercisable Within 60 Days (b)	Total Shares of Class A Common Stock Beneficially Owned (includes shares and stock options from columns (a) and (b)) (c)		Deferred Stock Units(1) (d)

Silvio Barzi	—		—	—		565

David R. Carlucci	—		—	—		3,587

Gary J. Flood	14,832		9,174	24,006		—

Steven J. Freiberg	—		—	—		2,367

Bernard S.Y. Fung	—		—	—		3,587

Noah J. Hanft	8,701		9,094	17,795		—

Richard Haythornthwaite	—		—	—		5,169

Alan J. Heuer	12,441		63,747	76,188		—

Martina Hund-Mejean	200	(2)	4,092	4,292	(2)	—

Nancy J. Karch	—		—	—		1,485

Chris A. McWilton	4,500		10,671	15,171		—

Marc Olivié	—		—	—		3,587

José Octavio Reyes Lagunes	—		—	—		565

Mark Schwartz	—		—	—		3,587

Robert W. Selander	50,100	(3)	88,339	138,439	(3)	—

Jackson Tai	—		—	—		350

Edward Suning Tian	—		—	—		3,587

All directors and executive officers as a group (19 persons)	84,586	(4)	136,259	220,845	(4)	28,436

(1)	Deferred stock units (“DSU”s) listed in this column (d) cannot be acquired within 60 days and therefore are not deemed to be beneficially owned by the holder for purposes of Rule 13d under the Exchange Act. The holders of such DSUs do not have voting or investment power with respect to such units. DSUs are to be settled in shares of Class A Common Stock on the fourth anniversary of the grant date.
(2)	Consists of shares of Class A Common Stock held by Ms. Hund-Mejean’s husband.
(3)	Includes 40,000 shares of Class A Common Stock held in a grantor retained annuity trust for which Mr. Selander is a trustee. Mr. Selander has shared voting and investment power with respect to such shares.
(4)	Includes 100 restricted stock units which will vest within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than ten percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. Based solely on its review of the copies of such forms received by it and written representations from reporting persons, the Company believes that all of its officers and persons who beneficially own more than ten percent of the Company’s common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Each of the parties discussed below and/or their affiliates are our customers and beneficially own more than five percent of the outstanding voting rights of the Class M Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”

Pursuant to a series of agreements, effective as of January 1, 2005, between MasterCard International and JPMorgan Chase Bank, National Association (“JPMorgan Chase”), an affiliate of JPMorgan Chase & Co., JPMorgan Chase and the Company have agreed to certain pricing arrangements for JPMorgan Chase’s use of the Company’s core authorization, clearing and settlement services and certain supplemental user-pay services in the United States. These agreements provide for pricing discounts on our fees and other incentives in exchange for transaction volumes on cards carrying our brands. JPMorgan Chase is a principal member of MasterCard International and owns a portion of the United States franchisee of Mondex International, our wholly-owned subsidiary that operates a prepaid electronic purse program. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which JPMorgan Chase or its affiliates act as issuer or acquirer. In addition, JPMorgan Chase uses several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $2.5 billion credit facility is syndicated to JPMorgan Chase, for which JPMorgan Chase receives a fee; JPMorgan Chase is the co-administrative agent of that facility and J.P. Morgan Securities Inc., another affiliate of JPMorgan Chase, is the co-arranger of that facility. Additional amounts are paid by the Company for these services. In addition, JPMorgan Chase and its affiliates receive amounts from the Company for cash management and investment services. JPMorgan Chase acts as an issuer of the Company’s corporate cards and provides a variety of banking services for the Company and for its employees pursuant to arrangements entered into with the Company. In addition to the agreements described above, the Company enters into other agreements to provide financial and other incentives to JPMorgan Chase and certain of its affiliates or business partners in connection with payment programs issued by JPMorgan Chase, including co-branded and affinity card programs, from time to time. For the full year 2008, net revenues from JPMorgan Chase and its affiliates (including acquired entities) were approximately $420.9 million, or 8.4% of our total net revenues. For the full year 2008, the Company paid JPMorgan Chase approximately $4.3 million for the treasury and other services described above.

Pursuant to an agreement, dated as of January 1, 2004, among MasterCard International, Citibank, N.A. (“Citibank”), an affiliate of Citigroup Inc., and certain of its affiliates, Citibank and the Company have agreed to certain pricing arrangements with respect to transaction processing services for Citibank affiliates in North America. Citibank and the Company have also agreed to pricing arrangements for transaction processing services for Citibank’s affiliates outside of North America pursuant to an agreement between MasterCard International and Citibank, effective April 1, 2007. Both of these agreements provide for pricing discounts on our fees and other incentives in exchange for transaction volumes on cards carrying our brands. Citibank and certain of its affiliates are principal members of MasterCard International and own a portion of the United States franchise of Mondex International, our wholly-owned subsidiary that operates a prepaid electronic purse program. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Citibank or its affiliates act as issuer or acquirer. In addition, Citibank uses several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $2.5 billion credit facility is syndicated to Citibank, N.A., for which Citibank and its affiliates receive a fee; Citibank is the co-administrative agent of that facility and Citigroup Global Markets Inc., another affiliate of Citibank, is the lead arranger of that facility. Additional amounts are paid by the Company for these services. Citibank acts as an issuer of the Company’s corporate cards, and Citibank and its affiliates receive amounts from the Company for cash management services. In addition to the agreements described above, the Company enters into other agreements to provide financial and other incentives to Citibank, N.A. and certain of its affiliates or business partners in connection with payment programs issued by Citibank, including co-branded and affinity card programs, from time to time. For the full year 2008, net revenues earned from Citibank and its affiliates were approximately $394.8 million, or 7.9% of our total net revenues. For the full year 2008, the Company paid Citibank approximately $0.5 million for the treasury and other services described above. One of the Company’s directors,

Steven J. Freiberg is Chairman and Chief Executive Officer of Citi Holdings—Global Consumer. Other representatives of Citibank, N.A. or its affiliates may sit on the Company’s regional advisory boards or business committees.

Pursuant to an agreement, effective as of July 1, 2003, as amended, between MasterCard International on the one hand and HSBC Bank USA N.A. and HSBC Bank Nevada, N.A., as successor to Household Bank (SB), N.A., on the other hand (collectively, the “HSBC Banks” and both affiliates of HSBC Holdings plc), the HSBC Banks and the Company have agreed to certain pricing arrangements for the HSBC Banks’ use of the Company’s core authorization, clearing and settlement services in the United States. This agreement provides for pricing discounts on our fees and other incentives in exchange for transaction volumes on cards carrying our brands. The HSBC Banks and certain of their affiliates are principal members of MasterCard International and own a portion of the United States franchisee of Mondex International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which the HSBC Banks act as issuer or acquirer. In addition, the HSBC Banks use several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $2.5 billion credit facility is syndicated to HSBC Bank USA, N.A., for which HSBC Bank USA, N.A. receives a fee. MasterCard Europe was also party to a 100 million euro uncommitted credit agreement with an affiliate of HSBC, which was terminated effective as of December 31, 2008. In addition, the HSBC Banks and their affiliates receive amounts from the Company for cash management and investment management services. HSBC Bank USA, N.A. provides a variety of banking services to the Company (including, but not limited to, foreign exchange) and for its employees pursuant to arrangements entered into with the Company. In addition to the agreements described above, the Company enters into other agreements to provide financial and other incentives to the HSBC Banks and certain of their affiliates or business partners in connection with payment programs issued by the HSBC Banks or their affiliates, including co-branded and affinity card programs, from time to time. For the full year 2008, revenues earned from the HSBC Banks and their affiliates were approximately $257.4 million, or 5.2% of our total net revenues. For the full year 2008, the Company paid the HSBC Banks and their affiliates approximately $1.6 million for the treasury and other services described above.

Pursuant to an agreement between MasterCard International and Bank of America, National Association (“Bank of America”), an affiliate of Bank of America Corporation, effective as of January 1, 2006, as amended, Bank of America and the Company have agreed to certain pricing arrangements for Bank of America’s use of the Company’s core authorization, clearing and settlement services and certain supplemental user-pay services in the United States and certain other countries. This agreement provides for pricing discounts on our fees and other incentives in exchange for transaction volumes on cards carrying our brands. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Bank of America and its affiliates, act as issuers or acquirers. A portion of the Company’s $2.5 billion credit facility is syndicated to Bank of America, for which Bank of America receives a fee. The Company enters into agreements from time to time to provide financial and other incentives to Bank of America, certain of its affiliates or business partners in connection with their payment programs. For full year 2008, net revenues from Bank of America and its affiliates were approximately $293.4 million, or 5.9% of our total net revenues. For the full year 2008, the Company paid Bank of America approximately $0.1 million for fees related to the credit facility.

Board of Director Approval of Related Party Transactions. The Code of Conduct requires that any transaction that exceeds $120,000 between the Company and a related party, or in which a related party would have a direct or indirect material interest, be promptly disclosed to the General Counsel of the Company. The General Counsel is required to disclose such transactions promptly to the Company’s Board of Directors. Transactions with related parties must be approved or ratified by the Board of Directors or a committee of the Board of Directors consisting of at least three disinterested directors. Any director having an interest in the transaction is not permitted to vote on such transaction. Under the Code of Conduct a “related party” is any of the following:

•	an executive officer of the Company;

•	a director (or director nominee) of the Company;

•	an immediate family member of any executive officer or director (or director nominee);

•	a beneficial owner of five percent or more of any class of the Company’s voting securities; or

•	an entity in which one of the above described persons has a substantial ownership interest in or control of such entity.

Notwithstanding that they may be “related parties” as defined above, transactions between the Company and members of MasterCard International that beneficially own five percent or more of a class of voting securities of the Company that are entered into in the ordinary course of the Company’s business do not require approval of the Board of Directors under the Code of Conduct.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the material elements of compensation for our executive officers who are listed in the Summary Compensation Table following this section (the “named executive officers”). Our Compensation Committee is primarily responsible for ensuring on behalf of the Board of Directors that the compensation and benefit programs of the Company are competitive and appropriate to attract, retain and motivate our employees, including our named executive officers, and that the interests of our employees are aligned with stockholders’ interests.

The Company’s Compensation Principles

The Company’s compensation decisions for our named executive officers, which are approved by the Compensation Committee, are based on the following core principles:

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Executive officer goals are linked with customer and stockholder interests. The Company’s compensation policies are designed to align the interests of our executive officers with those of our customers and our stockholders.

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Pay is performance-based. We provide a total compensation program consisting of fixed and variable pay, with an emphasis on variable pay to reward short- and long-term performance versus pre-established goals and objectives.

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Compensation opportunities must be competitive to attract and retain talented employees. Each year, the Compensation Committee assesses the competitiveness of total compensation levels for executives to enable us to successfully attract and retain executive talent.

Role of Compensation Consultant

The Compensation Committee has retained its own outside compensation consultant, Towers Perrin. Towers Perrin’s responsibilities to the Compensation Committee include: (1) assisting with the development and analysis of peer group companies for comparison of executive compensation, (2) conducting benchmarking of executive officer compensation relative to the peer group, and (3) advising on executive compensation and equity plan design. Towers Perrin’s engagement includes reviewing and advising on all material aspects of executive compensation for the Company, including base salaries, bonuses and equity compensation. Among other duties, Towers Perrin: (1) reports on trends, developments and best practices in executive compensation decisions, including the different elements that may be utilized for long-term incentive compensation, (2) discusses the merits of various performance metrics for incentive compensation, and (3) reviews and advises on perquisite practices among peer group and other companies. Towers Perrin also provides advice to the Compensation Committee concerning all aspects of the Company’s executive compensation policies and programs. Towers Perrin regularly attends the meetings of the Compensation Committee. In the course of discharging its responsibilities to the Compensation Committee, Towers Perrin regularly communicates with the Chairman of the Compensation Committee outside of committee meetings. Towers Perrin also meets with management and various members of the Company’s executive compensation group, and in particular the Company’s Head of Global Rewards and Chief Human Resources Officer, from time to time to, among other things, gather compensation-related information and to review recommendations that the Chief Executive Officer may make to the Compensation Committee concerning executive officer compensation other than his own. Towers Perrin reports to the Compensation Committee rather than to management. The Compensation Committee considers the consultant’s input and advice, yet uses its own independent judgment in making final decisions concerning compensation paid to executive officers of the Company.

Towers Perrin provides certain other services to the Company, including the following: (1) assisting in the development of the Company’s healthcare and wellness programs, including plan design and establishing a budget, (2) advising on benchmarking the Company’s benefit plans against the competitive marketplace, (3) periodically conducting service and compliance reviews of the Company’s employee benefits providers, and (4) performing actuarial computations of certain of the Company’s benefit plans. In retaining Towers Perrin, the Compensation Committee evaluates the other services it provides to the Company and considers its independence in light of these other services.

During 2008, Towers Perrin: (1) gathered and compiled compensation-related information on the peer group companies, including individual elements and amounts of compensation and aggregate compensation information, (2) presented the peer group compensation information to the Compensation Committee, (3) gave an assessment to the Compensation Committee concerning individual elements of compensation payable to the Company’s Chief Executive Officer and (4) provided information to, and gave an assessment to the Compensation Committee and the Chief Executive Officer concerning, individual elements of compensation payable to the other named executive officers.

Peer Groups

In 2007, the Compensation Committee, with the assistance of Towers Perrin, established a revised methodology for selecting peer group companies. The Compensation Committee applied the same methodology in 2008 as it did in 2007 for selecting peer group companies. The peer group selected by the Compensation Committee was generally composed of publicly-traded and privately-held companies that have one or more of the following characteristics:

•	companies with whom the Company competes for executive talent,

•	companies that have a similar business or industry classification,

•	companies that have a strong global brand with an emphasis on marketing and/or technology,

•	companies that have similar market capitalization, revenues or asset turnover ratios, and

•	companies that derive a significant portion of revenue from international operations.

After considering companies that have one or more of the foregoing characteristics, the Compensation Committee determined, with the assistance of Towers Perrin, that the companies to compose the MasterCard peer group for 2008 were:

Accenture	Adidas	Affiliated Computer Services	Alliance Data Systems

Amazon.com	American Express	AmeriCredit Corp.	Apple

Automatic Data Processing	Avon Products	BB&T Corp.	Broadridge Financial Solutions Inc.

Budweiser	Capital One Financial Corp.	Chanel	Coca-Cola

Colgate-Palmolive	Comerica Inc.	Convergys Corp.	Dannon USA

Discover Financial Services Inc.	DST Systems Inc.	eBay	EDS

Fidelity National Information Services	Fifth Third Bancorp	First Horizon National Corp.	Fiserv Inc.

Gap	Global Payments Inc.	Google	H.J. Heinz

Harley-Davidson	Hertz	Huntington Bancshares Inc.	Kellogg

Keycorp	Kleenex	Kodak	Levis

M&T Bank Corp.	Marshall & Ilsley Corp.	McDonalds	Metavante Technologies Inc.

MTV Networks	National City Corp.	National Financial Partners Corp.	Nestle USA

Nike	Northern Trust Corp.	Perot Systems Corp.	PNC Financial Services Group

Popular Inc.	Shell Oil	Starbucks	State Street Corp.

Synovus Financial Corp	TCF Financial Corp.	The Bank of New York Mellon Corp.	Thomson Reuters

Total System Services Inc.	Visa	Wrigley	Xerox

Yahoo!	Yum! Brands

While the Compensation Committee relies on the peer group analysis to provide market data and relevant trend information, it realizes that peer group analysis is not a substitute for its collective business judgment. In that respect, the Compensation Committee considers the peer group compensation information, but, as described below, does not rely exclusively on the information when making compensation decisions. On an annual basis, the Compensation Committee evaluates and, if appropriate, modifies the peer group to ensure that it remains representative of the Company’s peers based on the characteristics described above.

Program Elements

The elements of our executive compensation program consist of base salary, annual incentive and long-term incentive compensation, which we refer to as total direct compensation. These elements have been weighted to ensure that a substantial amount of named executive officers’ pay is variable and contingent upon meeting or exceeding pre-determined performance goals. The Company’s philosophy is to target compensation levels between the median and 75th percentile of the peer group for its executive officers. While the Compensation Committee reviews the compensation paid to executive officers against the peer group data, the Compensation Committee also considers other factors, including the experience and individual performance of each named executive officer. The Compensation Committee considers all situations where a single element of compensation or the aggregate compensation (total direct compensation) falls outside of the target range (50th to 75th percentile). One or more elements may be outside the target range due to the executive’s duration in his or her position, recent changes to competitive market data, foreign exchange fluctuations, individual performance, material changes in job responsibility or internal equity considerations.

The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. The elements of compensation were selected by the Compensation Committee because each element is considered by the Committee to be important in meeting one or more of the objectives of our compensation philosophy. For instance, base salary and annual incentive compensation are designed to attract and retain our named executive officers and to reward them for their performance. Long-term incentive compensation, on the other hand, is designed to motivate, provide incentive and reward the named executive officers for the attainment of long-term business objectives, and to retain executive talent.

In assessing and determining compensation for our named executive officers, the Compensation Committee examines competitive data for each of the various compensation elements and makes decisions after considering each individual element and its effect on total compensation and the corresponding position in the competitive market range. There is no pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. Work sheets showing, for each named executive officer, the individual compensation elements, amounts of each element, and total compensation relative to the peer group data are prepared by the Compensation Committee’s consultants and reviewed by the Compensation Committee.

Base Salary. Base salaries for named executive officers are generally established between the median and 75th percentile of the peer group. The Compensation Committee determines base salaries using peer group data to reflect the contribution of the individual in the MasterCard management hierarchy. While salaried employees are eligible, at the discretion of management, for annual merit increases based primarily on performance of their job responsibilities and their position relative to the job market, base salaries are generally held constant for senior level executives once market competitive levels have been achieved, subject to competitive factors and/or changing job responsibilities.

Annual Incentive. MasterCard provides named executive officers with an opportunity to earn cash incentive awards through the Senior Executive Annual Incentive Compensation Plan, or SEAICP. These awards are designed to reward the attainment of specific performance measures during a fiscal year. The Compensation Committee generally establishes target annual incentives between the median and 75th percentile of the peer group. Each named executive officer’s target SEAICP opportunity is determined based on peer group practices and internal equity considerations among executive officers within the Company, taking into account seniority, job responsibilities and prior performance.

Performance goals, as well as pre-defined special items (as discussed below), for the Company’s named executive officers for 2008 under the SEAICP were established by the Compensation Committee in February 2008. The metrics selected for the funding formula were net income and operating margin improvement, to be weighted on a two-to-one basis, with the two-thirds weighting placed on net income. The Compensation Committee had previously determined that net income was a key metric in measuring management’s success in executing the Company’s strategies and initiatives. Operating margin improvement was added as a second metric, replacing return on equity (“ROE”), which had been one of the two compensation metrics used during 2007. Management and the Compensation Committee determined that operating margin improvement is a more appropriate measurement than ROE for a plan such as the SEAICP, which is shorter-term in nature, because the named executive officers’ performance can more directly impact operating margin improvement. To fund SEAICP cash bonuses at target levels, the Compensation Committee determined, when it established performance goals for 2008 in February 2008, that the Company’s performance would need to result in year-over-year net income growth of at least 21% for 2008 and operating margin improvement of at least 2.9 percentage points versus 2007, excluding, as applicable, the impact of the following special items for 2007:

•	the exclusion of $59 million of after-tax income related to a settlement received under an agreement to discontinue the Company's sponsorship of the 2010 and 2014 World Cup soccer events;

•	the addition of $2 million of litigation costs on an after-tax basis;

•	the exclusion of $254 million of after-tax gains realized from sales of the Company's investment in Redecard S.A. in Brazil (the “Redecard Transaction”);

•	the effect of foreign exchange rates with respect to the Euro; and

•	the exclusion of unused budgeted funds, based upon the Company's 2007 results (collectively, the “2007 Special Items”).

To fund maximum bonuses, the Compensation Committee determined in February 2008 that the Company’s performance would need to result in year-over-year net income growth of at least 39% for 2008 as well as operating margin improvement of at least 4.0 percentage points versus 2007, excluding, as applicable, the impact of the 2007 Special Items. Extraordinary items that, once known, ultimately impacted the calculation of 2008 net income under the SEAICP, and which were specifically identified by category by the Compensation Committee in February 2008, included:

•	the exclusion of approximately $23 million related to a reduction of rebate estimates due to a customer which did not achieve performance hurdles included in a customer business agreement;

•	the addition of approximately $2.5 billion of litigation costs on a pre-tax basis (including the settlements of litigation with American Express and Discover);

•	the effect of foreign exchange rates with respect to the Euro;

•	the exclusion of unused budgeted funds, based upon the Company’s 2008 results;

•	the exclusion of $86 million of after-tax gains realized from the Redecard Transaction; and

•	the exclusion of a $75 million gain from the termination of a customer business agreement (collectively, the “2008 Special Items”).

The operating margin calculation for 2008 excluded the first four bullet points of the 2008 Special Items listed above. The maximum allowable performance score for SEAICP funding purposes in accordance with the net income/operating margin improvement matrix approved by the Compensation Committee was 200% of the sum of target bonuses for all individuals in such plan. Pursuant to the terms of awards granted under the SEAICP in February 2008, no individual was permitted to receive an award in excess of 250% of his or her individual target bonus amount.

Based on the Company’s actual achievement of maximum net income and operating margin improvement targets in 2008, pursuant to the terms of the plan, the SEAICP could have been funded at 200% of target bonuses.

In addition to the SEAICP funding formula, the amount of the payout for each of the SEAICP participants was based upon achievement of pre-determined quantitative and qualitative corporate performance goals, known as the corporate scorecard. The corporate scorecard includes metrics related to:

•	executing on the Company’s customer strategy;

•	delivering shareholder value by achieving net income targets, improving the ratio of income to revenue (operating margin improvement), net revenue growth, and return on equity; and

•	enhancing organizational capabilities, strengthening leadership and developing people.

The Compensation Committee considers the Company’s performance against operating margin improvement and net income targets and the corporate scorecard and then uses its business judgment in determining the amount of the incentive compensation for named executive officers. The Compensation Committee does not attempt to quantify, rank or assign relative weight to the various metrics included on the corporate scorecard. The Chief Executive Officer presented to the Compensation Committee the Company’s results as measured against the quantitative and qualitative corporate scorecard. The Compensation Committee then considered the Company’s strong performance against financial targets, as well as the information provided by the Chief Executive Officer concerning performance against the corporate scorecard, including the cost of litigation settlements in 2008 and delayed decisions by customers to migrate to the MasterCard debit issuer processing platform, primarily due to reduced levels of technology investments by customers. After considering all of this information, the Compensation Committee exercised a level of negative discretion and reduced the amount of the bonus pool to 148% of target.

The table below sets forth the threshold, target, maximum and actual payout under our SEAICP for 2008 for each of our named executive officers:

	Threshold	Target	Maximum	Actual	% of Target
Robert W. Selander	$750,000	$1,500,000	$3,750,000	$2,220,000	148%
Martina Hund-Mejean	$250,000	$500,000	$1,250,000	$780,000	156%
Noah J. Hanft	$237,500	$475,000	$1,187,500	$690,000	145%
Chris A. McWilton	$275,000	$550,000	$1,375,000	$800,000	145%
Gary J. Flood	$250,000	$500,000	$1,250,000	$750,000	150%
Alan J. Heuer	$375,000	$750,000	$1,875,000	$1,110,000	148%

The Compensation Committee chose to allocate the funded amount of the bonus pool (148%) under the SEAICP among the named executive officers after discussing their contribution to the overall business results, their attainment of personal objectives and their proficiency in displaying the Company’s leadership principles and core competencies. This approach led the Compensation Committee to award SEAICP payouts to each named executive officer within a relatively comparable range of percentages of target, as set forth in the far right column in the table above.

Long-Term Incentive. The Compensation Committee uses equity grants as the primary means of providing long-term incentives to our named executive officers. Equity grants are generally established between the median and the 75th percentile of the peer group at the original grant price. Performance stock units, or PSUs, and non-qualified stock options were granted to employees and executives of the Company in March 2008 during the annual grant cycle.

Since 2007, named executive officer participation in the long-term incentive plan has been conditioned upon participants signing a non-solicitation and non-competition agreement with the Company that is effective for the greater of twelve months after termination from the Company or the remaining vesting period of any award held by such participant who has retired.

The Compensation Committee determined that for 2008 all named executive officers should receive a long-term incentive award that was composed of 50% in value in stock options and 50% in value in PSUs. In making its determination on what type of awards to grant, the Compensation Committee considered (1) peer group information, (2) emerging trends in long-term grants, (3) the deductibility of awards under Section 162(m) of the Internal Revenue Code for performance-based compensation, (4) the effects of a Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“FAS 123R”), on the Company’s accounting for stock-based payments, and (5) the effect of having the Chief Executive Officer and other named executive officers receive a significant portion of their total direct compensation in equity awards to motivate and provide an incentive for these officers and to align their interests with those of our stockholders.

The Compensation Committee determined to utilize PSUs as part of 2008 long-term compensation for named executive officers because the Compensation Committee desired to: (1) tie some of long-term incentive compensation to the achievement of the Company’s long-term objectives, (2) have the value of the award upon vesting determined by performance against specified objectives rather than solely dictated by the Company’s future stock price, and (3) provide an award to the named executive officers that could be deductible under Section 162(m) of the Internal Revenue Code for performance-based compensation. Ultimately, the Compensation Committee determined to use an equal split of stock options and PSUs because it believed that equity compensation should be equally dependent upon stock price appreciation and upon the successful achievement of specified financial results.

With respect to the award of PSUs made in 2008, the metrics of net income (cumulative over the three-year period from 2008-2010) and operating margin improvement (cumulative over the three-year period from 2008-2010) against pre-determined targets were used to measure the Company’s performance and will be used to determine the final number of shares that will be delivered to the named executive officer. When determining the goals for PSUs for the 2008-2010 performance period, the Compensation Committee reviewed the Company’s annual budget as well as a three-year outlook to determine what it believed to be challenging yet attainable threshold, target and maximum performance levels. In its financial statements for the year ended December 31, 2008, the Company began accruing the PSU awards made in 2008 at an amount between target and maximum performance level based on the Company’s assessment of its obligations after quantitative and qualitative considerations of actual and forecasted results compared to the performance targets for net income and operating margin improvement for these awards as of December 31, 2008. Columns (i) and (j) in the “Outstanding Equity Awards at 2008 Fiscal Year-End” table that follows this section reflect the estimated number of PSUs granted on March 1, 2008, consistent with the Company’s accrual of these awards in its financial statements for the year ended December 31, 2008. The actual number of PSUs and actual payout value of unearned shares has not been determined and will be determined based on the Company’s performance over the three-year performance period ending December 31, 2010.

CEO Compensation and Performance

Mr. Selander’s compensation that was awarded or earned during 2008 included base salary, an annual incentive award and a long-term incentive award. The Compensation Committee determined the level for each of these elements using methods consistent with those used for each of the other named executive officers.

During the year ended December 31, 2008, MasterCard achieved success in several areas, including:

•	net revenue growth of 22.7% versus 2007, to $5.0 billion in 2008;

•	improved operating margin over 2007 (excluding litigation settlements and other one-time charges);

•	achievement of full-year gross dollar volume (GDV) on MasterCard branded programs of $2.5 trillion; and

•	maintenance of a strong capital position, with $2.1 billion of cash, cash equivalents and available-for-sale securities as of December 31, 2008.

In light of the significant achievement of corporate goals that allowed the SEAICP to be potentially funded at maximum levels for 2008 performance, and Mr. Selander’s role in those achievements, in March 2009, Mr. Selander received an SEAICP award of $2,220,000, corresponding to the corporate score of 148% for 2008.

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For 2008, Mr. Selander’s base salary, actual bonus and target long-term incentive placed him between the 50 th and 75th percentile of the peer group. The Compensation Committee believes that he is appropriately positioned given his successful performance in the role during his 11-year tenure as President and Chief Executive Officer.

•	Mr. Selander’s 2009 base salary, target bonus and target long-term award also place him between the 50th and 75th percentile of the peer group.

Differences in compensation and awards granted to our named executive officers during 2008 did not result from the application of different policies to individual named executive officers. However, the variance between compensation paid to Mr. Selander, our Chief Executive Officer, and the other named executive officers arose due to the different roles and levels of responsibility between the Chief Executive Officer and the other named executive officers, and the higher level of compensation that is paid to chief executive officers generally among the peer group companies.

Role of Executive Officers in Compensation Decisions

Compensation decisions for the named executive officers for the current year are generally discussed in the fourth quarter of the prior year. The decisions are then approved in the first quarter of the current year, when earnings for the prior year have been finalized and the related fiscal year-end financial statements have been audited.

In connection with annual compensation decisions for named executive officers, Mr. Selander, our Chief Executive Officer, discusses with the Compensation Committee the Company’s performance for the year. He then provides a summary of business unit and individual performance, their impact on the corporate scorecard and an assessment of each executive officer’s potential and core competencies. Using information compiled and supplied by Towers Perrin, including peer group compensation information, Mr. Selander presents compensation recommendations for the named executive officers other than himself to the Compensation Committee for its review and discussion. Towers Perrin provides background information on how the peer group data has been generated and assesses the competitive positioning of each executive. When the discussion relates to Mr. Selander’s performance and compensation, Mr. Selander meets with the Board of Directors to discuss his own performance and outline his challenges and successes for the year. Mr. Selander is then excused from the meeting, and the Chairman of the Compensation Committee then leads a discussion among the full Board of Directors (other than Mr. Selander) on Mr. Selander’s performance and compensation. The Chairman of the Compensation Committee considers input from the Board prior to making a recommendation to the Compensation Committee concerning Mr. Selander’s base salary, annual incentive target and long-term incentive target for the ensuing year and the amount of bonus earned for the most recently-completed year. The Compensation Committee also receives information from Towers Perrin, which includes CEO compensation information from the peer group companies, and discusses compensation matters with the Compensation Committee. The Compensation Committee then meets in private to evaluate recommendations and ultimately makes preliminary compensation determinations for the named executive officers (including Mr. Selander) conditioned upon a satisfactory outcome of the year-end financial statement audit. Other than Mr. Selander, no named executive officer discusses or makes a recommendation to the Compensation Committee concerning compensation of the named executive officers.

Other Compensation

The other elements of compensation include perquisites, deferred compensation and other benefits.

Perquisites. For 2008, perquisite allowances were approved for each of the named executive officers and were designed to give each named executive officer a discretionary amount to spend. The Compensation

Committee has determined that perquisite allowances are the most effective delivery mechanism because they provide flexibility to the executive and are excluded from ordinary compensation for the purposes of determining benefits or bonuses. In 2007, the Compensation Committee determined that, effective as of 2008, home security would no longer be paid for separately by the Company, but instead would be included within the perquisite allowance for the named executive officers. Mr. Selander is permitted to use on a limited basis Company-leased aircraft for personal flights and a car service for personal travel. This benefit increases the level of safety and security for Mr. Selander, entails no incremental cost for any accompanying family members and enables him to make more efficient use of his travel time. The Compensation Committee will continue to evaluate the need for perquisites and appropriate levels in the future. For more information on perquisites provided to our named executive officers, refer to the “All Other Compensation in 2008” table in this Proxy Statement.

Deferred Compensation. In 2008, all employees, including the named executive officers, who exceeded an annual base salary threshold of $170,000 during 2007, were eligible to defer a portion of future compensation into a non-qualified deferred compensation arrangement, referred to as the MasterCard Incorporated Deferral Plan. None of the named executive officers elected to defer compensation in 2008.

Additionally, awards of RSUs from prior year grants that are not forfeitable by, and have not been released to, named executive officers are considered deferred compensation. Information regarding these payments can be found in the “Nonqualified Deferred Compensation in 2008” table.

Other Benefits. The Company maintains several other benefit plans and programs in which named executive officers may be eligible to participate. These plans and programs include: (1) the MasterCard Accumulation Plan (the “MAP”), (2) the MasterCard Savings Plan (the “Savings Plan”), (3) the Restoration Program, (4) the Supplemental Executive Retirement Plan (the “SERP”) and (5) our health and welfare programs. The Compensation Committee is responsible for reviewing specific benefit arrangements for named executive officers and other key employees to determine competitiveness in the market, as well as to ensure that these programs are consistent with management’s objectives to attract, retain and motivate high-performing employees.

The MAP is a tax-qualified defined benefit pension plan that provides benefits using a cash balance formula. Prior to July 1, 2007, all U.S. employees of the Company, including named executive officers, generally were eligible to participate in this plan. During 2007, MasterCard implemented several changes to the U.S. retirement programs to more appropriately align the benefit level with the competitive marketplace. As part of these changes, MasterCard eliminated the MAP for all new hires after June 30, 2007 and froze the pay credit level for all existing employees at that date. Under the MAP’s cash balance formula, a notional account is established for each participant, to which a percentage of the participant’s eligible compensation is credited, 4.5% for the first four years of service increasing to 12% for the 20th through the 30th year and zero thereafter. Certain participants who were both participants in the MAP, and at least 50 years of age on December 31, 2000, are entitled to minimum pay credits of 9%, commencing at age 50, and up to a maximum of 14% at age 60 and older. Eligible compensation means a participant’s base salary and annual cash bonus, up to the limit on compensation under Section 401(a)(17) of the Internal Revenue Code, which was $230,000 in 2008. In addition to the pay credits, a participant’s account under the MAP receives investment credits based on the yield on 30-Year Treasury securities.

In addition to the pay credit described above, the MAP in effect as of December 31, 2008 provides that participants whose base salary and annual cash bonus exceed the limit under Section 401(a)(17) of the Internal Revenue Code, but do not exceed $400,000, receive a pay credit with respect to the amount above the Section 401(a)(17) limit, which is determined in the manner described above, based on the participant’s service or age, as applicable. However, this pay credit will not exceed 28% of the participant’s eligible compensation.

The Savings Plan is a retirement plan for U.S. employees, including named executive officers. For 2008, the components of the plan include employee contributions on a before-tax and after-tax basis and an employer matching contribution. Employees hired after June 30, 2007 are eligible for an enhanced 401(k) match (employer matching contribution equal to 125% of employee before-tax and after-tax contributions, up to 6% of eligible compensation). Employees participating in the MAP (those who were hired prior to July 1, 2007) continue to receive an employer matching contribution equal to 100% of employee contributions, up to 6% of eligible compensation. Eligible compensation in the Savings Plan is limited to base salary, up to the limit on compensation under Section 401(a)(17) of the Internal Revenue Code, which was $230,000 in 2008. For 2008, the Company did not, and for future years, the Company does not intend to, contribute profit sharing contributions to Savings Plan. Rather, the Company intends to pay any profit-sharing contributions for a calendar year to employees as cash compensation in the first quarter of the following year.

The Restoration Program is an arrangement for certain highly-compensated employees, including named executive officers, that provides for annual taxable payments intended to restore benefits that could not be earned under the MAP and Savings Plan due to limits imposed by the Internal Revenue Code. Section 415 of the Internal Revenue Code generally limits the annual benefits that can be earned or paid under the MAP ($185,000 in 2008) and annual contributions that may be credited to a participant’s account under the Savings Plan ($46,000 in 2008). Section 401(a)(17) of the Internal Revenue Code limits the annual compensation that can be used to calculate annual pay credits under the MAP and annual contributions to the Savings Plan ($230,000 in 2008). Under the Restoration Program, actively employed eligible employees receive an annual payment that is intended to approximately restore, for a calendar year, the difference between (1) the pay credits under the MAP and contributions in the Savings Plan an employee could have earned in the absence of the limits imposed by the Internal Revenue Code and (2) the pay credits and contributions actually earned under the MAP and the Savings Plan.

The Company also maintains a supplemental defined benefit pension plan, the SERP, for certain key executives who participate in the MAP. Participation in the SERP is restricted solely to five executives, including four of the named executive officers. The SERP in effect during 2008 provided that participants who have a vested benefit may receive a benefit following termination of employment equal to a designated percentage of the participant’s final 48-month average base pay (determined as of the termination date), that is the lump sum actuarial equivalent of a life annuity for the life of a participant, reduced by (1) a benefit under a hypothetical prior employer benefit plan, (2) the benefits earned under the MAP as of the termination date, (3) the portion of the benefit under the Restoration Program as of the termination date related to the MAP benefit and (4) estimated Social Security. The designated percentages of the final 48-month average base pay are 100% for the Chief Executive Officer, Mr. Selander, and 80% for all other participants. To the extent that the offsets are greater than the aggregate SERP benefit, a participant would not receive a payout under the SERP. Participants in the SERP generally vest in their benefits upon the attainment of age 60 and four years of SERP participation.

The SERP was implemented prior to MasterCard’s initial public offering in May 2006 and prior to MasterCard’s decision to grant equity to its executives. Following a review of the SERP conducted by the Compensation Committee during 2007, the Compensation Committee approved a recommendation in February 2008 to discontinue the SERP. The participants at such time remain active in the plan and retain their right to receive their vested balances in accordance with the terms of the SERP. For more information on the MAP and the SERP, see the section entitled “Pension Benefits in 2008” that follows this Compensation Discussion and Analysis.

Stock Option Grant Practices

The Compensation Committee has adopted a policy with respect to equity awards that contains procedures to prevent stock option backdating or other timing issues. Under the policy, the Compensation Committee has exclusive authority to grant equity awards to our named executive officers and other employees. The policy provides that annual equity grants to employees will be approved by the Compensation Committee at a meeting prior to March 1 each year, with the dollar amounts for such awards to be set at such meeting and grants to be made effective as of, and with an exercise price to be set based on the fair market value of the stock on, March 1 each year. If March 1 falls on a weekend, the exercise price for any stock options granted will be the closing price of our Class A Common Stock on the NYSE on the last business day prior to March 1. Grants of equity awards to new employees or to reflect promotions or other special events may be made during other times in the year. Under the Company’s insider trading policy, named executive officers, other employees with access to material non-public information about the Company and directors are prohibited from engaging in transactions in the Company’s securities during black out periods, and the Compensation Committee’s policy with respect to option grants that occur on dates other than March 1 is consistent with the Company’s insider trading policy.

Stock Ownership Guidelines; Hedging Prohibition

The Compensation Committee believes that stock ownership guidelines are important for the purpose of aligning the interests of named executive officers and key employees with the interests of stockholders. In December 2006, the Compensation Committee adopted executive stock ownership guidelines. These ownership guidelines cover approximately 75 key managers and executives, including the named executive officers. The guidelines call for ownership of one to six times the individual’s base salary in stock. Under the guidelines, Mr. Selander is expected to hold at least six times his base salary in stock, and other named executive officers are expected to hold at least four times their base salary in stock. For purposes of these guidelines, shares of the Company’s common stock held directly or indirectly by the named executive officer are included; however, restricted stock, RSUs, PSUs and unexercised stock options held by the named executive officer are excluded. Each active employee at the time the guidelines were established was given three years to attain these ownership levels. The guidelines are waived once an executive reaches the age of 62. In general, the Compensation Committee does not consider any previous awards when determining the compensation of the named executive officers. However, if an executive officer does not meet the stock ownership guidelines described above, the Compensation Committee may direct a larger percentage of the executive officer’s future compensation into equity-based compensation.

Under the Company’s Code of Conduct, employees are not permitted to hedge their economic exposure to the Company’s stock that they own, meaning that employees may not engage in trading in or writing options, buying puts, calls, other derivative securities, short selling or similar types of transactions in the Company’s securities.

Tax Implications—Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which requires that public companies meet specific criteria in order to deduct, for federal income tax purposes, compensation over $1,000,000 paid to the Chief Executive Officer and the three highest compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer. Compensation paid under the SEAICP and as part of our long-term incentive compensation is generally intended to be fully deductible for federal income tax purposes. The Compensation Committee continues to use RSUs, which are not deductible under Section 162(m), on a limited basis. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent needed for the Company’s success. Consequently, as it did in 2008, in any year the Compensation Committee may authorize compensation in excess of $1,000,000 that is not performance-based under Section 162(m). The Compensation Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

2009 Compensation Grants

In light of challenging and uncertain economic conditions around the world, the Compensation Committee agreed with management’s recommendation that no increases in base salary would be granted to named executive officers in 2009. On February 2, 2009, the Compensation Committee approved performance targets for the year ending December 31, 2009 that will be used to determine funding for cash bonus awards that may be paid to named executive officers under the SEAICP. The funding for cash bonus awards for 2009 under the

SEAICP will be based on the Company’s actual achievement against predetermined net income and operating margin targets and the actual bonus award payout amounts will be weighted on a two-to-one basis, with the two-thirds weighting placed on net income. The amount of the payout for each of the SEAICP participants will then be based upon achievement of pre-determined quantitative and qualitative corporate performance goals included on the corporate scorecard. The metrics of the corporate scorecard are discussed above under “Program Elements—Annual Incentive”. The Compensation Committee believes that challenging yet attainable targets have been established, taking into consideration past performance, current market and economic conditions and operating budgets. The Compensation Committee may reduce award amounts at its discretion. The Compensation Committee set the 2009 annual incentive awards (as a percentage of base salary) under the SEAICP for each of our named executive officers (other than Mr. Heuer, who retired from MasterCard on December 31, 2008) as follows:

	Performance Level Achieved
Name	Threshold	Target	Maximum
Robert W. Selander	75%	150%	375%
Martina Hund-Mejean	50%	100%	250%
Noah J. Hanft	50%	100%	250%
Chris A. McWilton	50%	100%	250%
Gary J. Flood	50%	100%	250%

Additionally, on March 1, 2009, the Compensation Committee granted the following aggregate dollar amounts of stock options and PSUs under our long-term incentive plan to each of our named executive officers (other than Mr. Heuer, who retired from MasterCard on December 31, 2008):

Name	Stock Options	Performance Stock Units	Total
Robert W. Selander	$2,750,000	$2,750,000	$5,500,000
Martina Hund-Mejean	$500,000	$500,000	$1,000,000
Noah J. Hanft	$475,000	$475,000	$950,000
Chris A. McWilton	$550,000	$550,000	$1,100,000
Gary J. Flood	$500,000	$500,000	$1,000,000

The stock option awards have an exercise price of $158.03 per share, the closing price of the Company’s Class A Common Stock on the NYSE on February 27, 2009, the last business day prior to the March 1, 2009 grant date, and vest in four equal annual installments beginning on March 1, 2010. The stock option awards have a term of ten years. Performance stock units were converted from the dollar amount shown above to performance stock units based on a share price of $158.03. Named executive officers will not receive dividend equivalents with respect to the PSU awards prior to vesting. Whether the performance stock units will vest will be determined by the Company’s performance against a predetermined return on equity goal. When determining the goals for the PSUs for the 2009-2011 performance period, the Compensation Committee reviewed the Company’s annual budget as well as a three-year outlook to determine what it believes to be challenging yet attainable threshold, target and maximum performance. Vesting of the shares underlying the PSUs will occur on or about February 29, 2012. The ultimate number of shares to be released on the vesting date will be based on meeting or exceeding average annual return on equity goals and achievement of quantitative and qualitative goals determined by the Compensation Committee over the performance period, which may include performance against the corporate scorecard.

Severance Agreements

The Company has entered into employment agreements with Mr. Selander, Ms. Hund-Mejean, Mr. McWilton and Mr. Hanft which provide severance under certain circumstances. Mr. Heuer retired from MasterCard in December 2008 and Mr. Flood does not currently have an employment agreement with the Company. In December 2008, the existing agreements of Messrs. Selander, Hanft and McWilton were revised to, among other things, comply with Section 409A of the Internal Revenue Code and to incorporate and replace other agreements such as change in control agreements that had been entered into with these executive officers. In addition, Mr. Selander’s agreement was revised to incorporate and clarify a retention agreement. In December 2008, the Company also entered into an employment agreement with Ms. Hund-Mejean to replace a 2007 offer letter previously provided to her.

When making compensation decisions for the named executive officers, the Compensation Committee generally does not consider the potential payments that may be made in the future to the named executive officers in the event of termination of employment or a change in control. The employment agreements with each of the named executive officers (other than in certain respects, Mr. Selander) are substantially similar to one another. The employment agreements provide a general framework for compensation, and generally set minimum levels of compensation, job responsibilities and severance arrangements governing the obligations of the parties following a termination of employment or a change in control of the Company. The potential severance payments to named executive officers were approved as part of the employment agreement with the named executive officer after consideration by the Company of the need to attract key employees, preserve employee morale and encourage retention in the face of a potential disruptive impact of a termination of employment or a change in control of the Company. In addition, the Company believes that the severance payments provide an appropriate incentive for the executive to comply with the non-competition, non-solicitation and confidentiality restrictions following a termination of employment. Moreover, the benefits provided to the named executive officers in the event of a change in control of the Company are designed to allow the executives to assess takeover bids objectively without regard to the potential impact on their own job security.

For a further discussion of these severance arrangements, including a discussion of the Company’s severance arrangement with Mr. Selander, refer to the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change-in-Control.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

David R. Carlucci, Chairman Bernard S.Y. Fung Marc Olivié José Octavio Reyes Lagunes

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever served as an officer or employee of the Company. In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of our directors serves as an executive officer or was a party to any disclosable related person transaction in which the Company was a participant.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned for 2008, 2007 and 2006 by each of our principal executive officer, our principal financial officer, the three other most highly compensated executive officers for the year ended December 31, 2008 and one individual who would have been one of the three other most highly compensated executive officers for the year ended December 31, 2008 if he had been an executive officer as of December 31, 2008 (collectively, the “named executive officers”). As discussed in footnotes (3) and (4) to the Summary Compensation Table, amounts in the Stock Awards and Option Awards columns may not be comparable among the named executive officers because some of our named executive officers are retirement-eligible, while others are not. Whether a named executive officer is retirement-eligible or not affects the amount of compensation we report in these columns.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
Robert W. Selander	2008	$983,333	$68,833	(2)	$3,657,690	(3)	$2,750,157	(4)	$2,220,000	(5)	$994,051	(6)	$597,099	(7)	$11,271,163
President and Chief	2007	$900,000	$82,800		$5,000,094		$2,500,003		$2,160,000		$379,605		$2,884,703		$13,907,205
Executive Officer	2006	$900,000	$—		$3,850,835		$2,815,272		$4,886,000		$425,744		$2,450,912		$15,328,763

Martina Hund-Mejean	2008	$500,000	$1,229,375	(1)(2)	$1,191,400	(3)	$319,725	(4)	$780,000	(5)	$—		$50,350	(7)	$4,070,850
Chief Financial Officer	2007	$68,269	$—		$74,177		$15,864		$—		$—		$2,542		$160,852

Noah J. Hanft	2008	$475,000	$33,250	(2)	$1,049,016	(3)	$495,690	(4)	$690,000	(5)	$258,363	(6)	$161,924	(7)	$3,163,243
General Counsel, Chief	2007	$454,167	$41,783		$1,829,404		$550,176		$650,000		$255,675		$176,774		$3,957,979
Payment System Integrity & Compliance Officer and Corporate Secretary	2006	$445,833	$—		$783,723		$141,267		$1,497,410		$159,646		$434,571		$3,462,450

Chris A. McWilton	2008	$541,667	$37,917	(2)	$1,149,889	(3)	$317,298	(4)	$800,000	(5)	$171,445	(6)	$107,525	(7)	$3,125,741
President, U. S. Markets	2007	$500,000	$46,000		$1,055,994		$181,431		$800,000		$105,966		$233,655		$2,923,046
	2006	$495,833	$—		$391,505		$76,780		$1,538,674		$88,274		$207,136		$2,798,202

Gary J. Flood	2008	$500,000	$35,000	(2)	$848,101	(3)	$276,509	(4)	$750,000	(5)	$47,087	(6)	$240,473	(7)	$2,697,170
President, Global Products and Solutions

Alan J. Heuer(8)	2008	$750,000	$52,500	(2)	$3,591,190	(3)	$—		$1,110,000	(5)	$148,927	(6)	$542,728	(7)	$6,195,345
Vice Chairman	2007	$750,000	$69,000		$2,700,191		$1,350,049		$1,300,000		$—		$344,736		$6,513,976
	2006	$750,000	$1,000,000		$2,726,198		$912,189		$2,427,000		$128,098		$2,328,067		$10,271,552

(1)	Amount represents a one-time signing bonus in the amount of $1,225,000 paid to Ms. Hund-Mejean in January 2008.
(2)	Amount represents 2008 profit sharing payment outside of the Savings Plan. The 2007 profit sharing payment was also outside of the Savings Plan. The 2006 profit sharing payment is included in the All Other Compensation column (i) because it was made under the Savings Plan.
(3)	Represents the amount of compensation cost recognized by the Company in 2008 in accordance with FAS 123R for stock based awards made to each named executive officer. For Mr. Selander, who is retirement-eligible, and for Mr. Heuer, who was retirement-eligible and subsequently retired, the amount represents the grant date fair value of the 2008 PSU awards. For Messrs. McWilton and Flood and Ms. Hund-Mejean, who are not retirement-eligible, the amount represents the pro-rata portion of the costs recognized in 2008 for the PSU awards made during 2008 and PSU and RSU awards made prior to 2008 that were not vested as of December 31, 2007. For Mr. Hanft, the PSU and RSU awards have accelerated expense recognition due to the fact that he reached retirement age prior to the original vesting schedule. Assumptions used in the calculation of this amount are included in footnote 16 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Form 10-K.
(4)

Represents the amount of compensation cost recognized by the Company in 2008 in accordance with FAS 123R for stock option awards made to each named executive officer. For Mr. Selander, who is retirement-eligible, and for Mr. Heuer, who was retirement-eligible and subsequently retired, the amount represents the grant date fair value of the stock option awards made during 2008. For Mr. Hanft, the amount represents the accelerated expense recognition due to the fact that he reached retirement age prior to the original vesting schedule. For Messrs. McWilton and Flood and Ms. Hund-Mejean, the amount represents the pro-rata portion of the costs recognized in 2008 for the stock option awards made during 2008 and for Mr. McWilton, stock option awards made prior to 2008 that were not vested as of December 31, 2007. A Black-Scholes value was determined for the fair value of the options as of the grant date. Assumptions used in the calculation of this amount are included in footnote 16 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Form 10-K.

(5)	Amounts represent performance-based incentive compensation paid on March 13, 2009 and earned by the named executive officers in 2008 pursuant to the SEAICP.
(6)	Amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under the MAP and the SERP determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Amounts reflect: (i) changes to SERP in 2008 (Mr. Selander—$950,000; Mr. McWilton—$158,000; Mr. Heuer – $0; Mr. Hanft—$211,000) (ii) increases to MAP balances in 2008 (Mr. Selander—$44,051; Mr. McWilton—$13,445; Mr. Heuer—$53,767; Mr. Hanft—$47,363; Mr. Flood—$47,087), and (iii) earnings or losses on MasterCard Incorporated Deferral Plan balances in 2008 (Mr. Heuer—$95,160).
(7)	See the All Other Compensation in 2008 table following the Summary Compensation Table for certain information with respect to this column.
(8)	Mr. Heuer resigned as Vice Chairman effective December 23, 2008 and retired from the Company effective December 31, 2008.

ALL OTHER COMPENSATION IN 2008

The following table sets forth certain information with respect to the “All Other Compensation” column of the Summary Compensation Table for 2008 for the named executive officers.

Name (a)	Perquisites & Other Personal Benefits(1) (b)	Payments / Accruals on Termination Plans (c)	Registrant Contributions to Defined Contribution Plans(2) (d)	Insurance Premiums(3) (e)	Tax Reimbursements (f)	Other(4) (g)
Robert W. Selander	$151,699	$—	$408,600	$36,800	$—	$—

Martina Hund-Mejean	$25,000	$—	$25,350	$—	$—	$—

Noah J. Hanft	$25,000	$—	$135,900	$1,024	$—	$—

Chris A. McWilton	$25,000	$—	$82,525	$—	$—	$—

Gary J. Flood	$25,000	$—	$140,400	$792	$—	$74,281

Alan J. Heuer	$35,000	$—	$302,685	$3,120	$—	$201,923

(1)	Amounts represent (a) perquisite allowance payment (Mr. Selander—$45,000; Mr. Heuer—$35,000; Ms. Hund-Mejean and Messrs. McWilton, Hanft, and Flood—$25,000), (b) aggregate incremental cost to the Company with respect to personal use by Mr. Selander of a car service and (c) aggregate incremental cost to the Company for personal use of a leased corporate aircraft by Mr. Selander of $104,065, which is based on the variable cost to the Company of operating the aircraft and includes fuel costs, hourly flight charges, associated taxes and flat fees. On a small number of occasions during 2008, Mr. McWilton used a skybox leased by the Company to attend certain events. However, there was no incremental cost to the Company attributable to Mr. McWilton’s use of the skybox.
(2)	Amounts represent (a) matching contributions under the 401(k) matching component of the Savings Plan (for Messrs. Selander, Heuer, McWilton, Hanft and Flood—$13,800; Ms. Hund-Mejean—$17,250) and (b) Company contributions to the Restoration Program (Mr. Selander—$394,800; Mr. McWilton—$68,725; Mr. Heuer—$288,885; Mr. Hanft—$122,100; Mr. Flood—$126,600; Ms. Hund-Mejean—$8,100).
(3)	Amounts represent 2008 premiums paid by the Company for executive life insurance coverage.
(4)	For Mr. Flood, amount represents payouts under our discontinued Value Appreciation Plan (a frozen incentive compensation plan established for executive officers and other key employees). For Mr. Heuer, amount represents payment of earned vacation days and a payment in lieu of notice period in connection with his retirement from the Company effective December 31, 2008.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table sets forth certain information with respect to awards granted during the year ended December 31, 2008 to each of our named executive officers.

Name (a)	Grant Date (b)	Date of Action(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($ / Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Robert W. Selander	3/1/2008	2/4/2008								35,016	$190.00	$2,750,157
	3/1/2008	2/4/2008				7,237	14,474	28,948				$2,750,060
		2/4/2008	$750,000	$1,500,000	$3,750,000

Martina Hund-Mejean	3/1/2008	2/4/2008								6,368	$190.00	$500,143
	3/1/2008	2/4/2008				1,316	2,632	5,264				$500,080
		2/4/2008	$250,000	$500,000	$1,250,000

Noah J. Hanft	3/1/2008	2/4/2008								6,048	$190.00	$475,010
	3/1/2008	2/4/2008				1,250	2,500	5,000				$475,000
		2/4/2008	$237,500	$475,000	$1,187,500

Chris A. McWilton	3/1/2008	2/4/2008								7,004	$190.00	$550,094
	3/1/2008	2/4/2008				1,448	2,895	5,790				$550,050
		2/4/2008	$275,000	$550,000	$1,375,000

Gary J. Flood	3/1/2008	2/4/2008								6,368	$190.00	$500,143
	3/1/2008	2/4/2008				1,316	2,632	5,264				$500,080
		2/4/2008	$250,000	$500,000	$1,250,000

Alan J. Heuer	3/1/2008	2/4/2008				7,106	14,211	28,422				$2,700,090
		2/4/2008	$375,000	$750,000	$1,875,000

(1)	On February 4, 2008, the Compensation Committee approved grants of stock options and PSUs to the specified named executive officers to be made on March 1, 2008. The grants of stock options were approved by the Compensation Committee and made in accordance with the Company’s policy for grants of stock options. See “Stock Option Grant Practices” in the Compensation Discussion and Analysis that precedes these tables.
(2)	On February 4, 2008, the Compensation Committee established threshold, target and maximum payouts under the SEAICP for 2008. Actual payout amounts under the SEAICP in respect of 2008 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See also “Program Elements-Annual Incentive” in the Compensation Discussion and Analysis that precedes these tables.
(3)	Represents an award of PSUs on March 1, 2008 to each named executive officer specified in the table. The PSUs vest in full on February 28, 2011. However, for Messrs. Selander, Heuer and Hanft, who were retirement-eligible on the date of grant, no further service is required to retain the award.
(4)	Represents a grant of stock options to each named executive officer specified in the table. The stock options have a ten-year term and vest in 25% increments on each of March 1, 2009, 2010, 2011 and 2012.
(5)	Represents the grant date fair value in accordance with FAS 123R. Assumptions used in the calculation of this amount are included in footnote 16 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Form 10-K. PSUs are reflected at target value.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table sets forth certain information with respect to all outstanding option awards and stock awards held by each of our named executive officers at December 31, 2008.

Name (a)	Stock Option Grant Date		Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Robert W. Selander								89,334	(7)	$12,768,509	66,293	$9,475,258
	3/1/2008	(3)	0	35,016		$190.00	3/1/2018
	3/1/2007	(5)	15,755	47,265	0	$106.29	3/1/2017
	5/25/2006	(6)	0	96,150	0	$39.00	5/25/2016

Martina Hund-Mejean								14,995	(8)	$2,143,235	3,501	$500,398
	3/1/2008	(3)	0	6,368	0	$190.00	3/1/2018
	12/5/2007	(4)	2,500	7,500	0	$200.07	12/5/2017

Noah J. Hanft								25,193	(7)	$3,600,835	11,323	$1,618,396
	3/1/2008	(3)	0	6,048		$190.00	3/1/2018
	3/1/2007	(5)	0	8,034	0	$106.29	3/1/2017
	5/25/2006	(6)	0	9,808	0	$39.00	5/25/2016

Chris A. McWilton								30,237	(7)	$4,321,774	13,261	$1,895,395
	3/1/2008	(3)	0	7,004		$190.00	3/1/2018
	3/1/2007	(5)	0	9,453	0	$106.29	3/1/2017
	5/25/2006	(6)	0	11,538	0	$39.00	5/25/2016

Gary J. Flood								21,104	(7)	$3,016,395	11,499	$1,643,552
	3/1/2008	(3)	0	6,368		$190.00	3/1/2018
	3/1/2007	(5)	0	8,034	0	$106.29	3/1/2017
	5/25/2006	(6)	0	9,808	0	$39.00	5/25/2016

Alan J. Heuer								65,078	(7)	$9,301,599	44,305	$6,332,514
	3/1/2007	(5)	8,508	25,524	0	$106.29	3/1/2017
	5/25/2006	(6)	31,154	31,154	0	$39.00	5/25/2016

(1)	Value is based on the December 31, 2008 per share closing market price of $142.93 of our Class A Common Stock on the NYSE.
(2)	For Messrs. Selander, Hanft, McWilton, Flood and Heuer, represents (a) a number of performance stock units granted on March 1, 2007, which vest on February 28, 2010 and (b) a number of performance stock units granted on March 1, 2008, which vest on February 28, 2011. For Ms. Hund-Mejean, represents performance stock units granted on March 1, 2008, which vest on February 28, 2011. The Company began accruing the PSU awards granted on March 1, 2007 in its fiscal year 2007 financial statements at maximum performance level based on the Company assessment of its obligations based on quantitative and qualitative considerations of actual and forecasted results as compared to performance targets for net income and return on equity. The actual number of performance stock units and actual payout value of unearned shares with respect to the PSU awards granted on March 1, 2007 has not been determined and will be determined based on the Company’s performance over the three-year performance period ending December 31, 2009. The Company began accruing the PSU awards granted on March 1, 2008 in its fiscal year 2008 financial statements at 133 percent performance level based on the Company’s assessment of its obligations based on quantitative and qualitative considerations of actual and forecasted results as compared to performance targets for net income and operating margin improvement. The actual number of performance stock units and actual payout value of unearned shares with respect to the PSU awards granted on March 1, 2008 has not been determined and will be determined based on the Company’s performance over the three-year performance period ending December 31, 2010.
(3)	Represents stock options granted during 2008. The stock options vest in 25% increments on each of March 1, 2009, 2010, 2011 and 2012. See the Grants of Plan-Based Awards in 2008 table for more information on stock options granted during 2008.

(4)	Represents stock options granted to Ms. Hund-Mejean on December 5, 2007. The stock options vest in 25% increments on each of December 5, 2008, 2009, 2010 and 2011.
(5)	Represents stock options granted during 2007. The stock options vest in 25% increments on each of March 1, 2008, 2009, 2010 and 2011.
(6)	Represents stock options granted during 2006. The stock options vest in 25% increments on each of May 25, 2007, 2008, 2009 and 2010.
(7)	Represents: (a) RSUs awarded on May 25, 2006 with a 20% premium upon conversion of performance unit awards that had previously been granted under our Executive Incentive Plan, or EIP, for 20% of the 2005-2007 awards which vest on December 31, 2009 (other than Mr. Heuer, for whom, as a result of his retirement, such RSUs will vest on June 30, 2009), (b) RSUs awarded on May 25, 2006 which vest on January 31, 2010 and (c) for Messrs. Hanft and McWilton, additional RSUs awarded on March 1, 2007, which vest on February 28, 2010. For Messrs. Selander, Heuer and Hanft, who were each retirement-eligible as of December 31, 2008, no further service is required to retain these awards.
(8)	Represents RSUs awarded to Ms. Hund-Mejean on December 5, 2007, which vest on November 30, 2010.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth certain information with respect to stock awards that vested for, and stock options which were exercised by, each of our named executive officers during the year ended December 31, 2008.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(3) (e)
Robert W. Selander	96,150	$20,277,098	34,062	$4,814,323

Martina Hund-Mejean	0	$—	0	$—

Noah J. Hanft	12,486	$2,211,580	5,816	$822,033

Chris A. McWilton	8,920	$1,662,800	5,816	$822,033

Gary J. Flood	7,582	$1,502,512	7,893	$1,115,596

Alan J. Heuer	0	$—	20,354	$2,876,834

(1)	The value realized on exercise is calculated as the number of shares acquired upon exercise, multiplied by the difference between the per share market value on the date of exercise, less the option exercise price paid for the shares.
(2)	Represents the number of RSUs received upon conversion of performance unit awards that had previously been granted under our EIP for the 2004-2006 performance period that vested on December 31, 2008.
(3)	Value realized upon vesting based on $141.34 per share (the average high and low market price of our Class A Common Stock on the NYSE on December 31, 2008).

PENSION BENEFITS IN 2008

MAP. The Company maintains the MAP to provide retirement income to all U.S. employees, including the named executive officers, who were participants in such plans prior to June 30, 2007. A participant’s vested notional account balance under the MAP generally may be paid at any time (subject to restrictions imposed by the Internal Revenue Code) following termination of employment with the Company for any reason, regardless of the age of the participant. At the participant’s election, the account balance can be paid as a lump sum or in an annuity form that is approximately the actuarial equivalent of the notional account balance.

SERP. The SERP in effect during 2008 provided that:

•

In the event of a participant’s disability, retirement or termination of employment for any reason other than death, in each case, after attaining age 60 and four years of SERP participation, the SERP pays out a lump sum present value of the net SERP benefit actuarially increased from the date of attainment of age 60 and four years of SERP participation to termination of employment.

•

In the event a participant dies while employed and after attaining age 60 and at least four years of SERP participation, the SERP pays out a lump sum equal to the present value of an immediate net SERP benefit actuarially increased from the date of attainment of age 60 and four years of SERP participation to termination of employment.

The SERP benefit is generally payable six months after a termination of employment. The SERP was amended, effective January 1, 2008, to conform with Section 409A of the Internal Revenue Code and to make certain other changes. Following a review of the SERP by the Compensation Committee during 2007, the Compensation Committee approved a recommendation in February 2008 to discontinue the SERP. The current participants at that time remain active in the plan and retain their right to receive their vested balance in accordance with the terms of the SERP

The following table shows the present value of accumulated benefits payable to each of our named executive officers, including the number of years of service credited to such named executive officer, under the MAP and the SERP determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For the SERP, the pension benefit discount used was 6%. Information regarding the MAP and the SERP can be found in the Compensation Discussion and Analysis under the heading “Other Benefits” and in the summary of MAP and SERP benefits in the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefits ($)(1) (d)	Payments During Last Fiscal Year ($) (e)
Robert W. Selander	MAP	14	$377,746	$—
	SERP	9	$3,279,000	$—

Martina Hund-Mejean	MAP	0	$—	$—

Noah J. Hanft	MAP	21	$541,542	$—
	SERP	6	$712,000	$—

Chris A. McWilton	MAP	6	$76,229	$—
	SERP	4	$380,000	$—

Gary J. Flood	MAP	22	$442,362	$—

Alan J. Heuer	MAP	14	$491,238	$—
	SERP	9	$926,000	$—

(1)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested, except with respect to Mr. Heuer whose amounts have vested. The SERP amount for each named executive officer vests after four years of service with the Company and upon attainment of age 60.

NONQUALIFIED DEFERRED COMPENSATION IN 2008

The following table shows awards that were deemed deferred by our named executive officers, the aggregate earnings and aggregate withdrawals or distributions during the year ended December 31, 2008, and the aggregate balance at December 31, 2008.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
Robert W. Selander	$—	$—	$—	$—	$12,768,509

Martina Hund-Mejean	$—	$—	$—	$—	$—

Noah J. Hanft	$—	$—	$—	$—	$2,928,350

Chris A. McWilton	$—	$—	$—	$—	$—

Gary J. Flood	$—	$—	$—	$—	$—

Alan J. Heuer	$—	$—	$95,160	$—	$11,353,324

(1)	Represents amount earned on deferred compensation balances under the MasterCard Incorporated Deferral Plan. The amount is reported as compensation in 2008 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
(2)	For Messrs. Selander, Heuer and Hanft, amounts represent the year-end value of: (i) RSUs granted at the time of our IPO upon conversion of performance unit awards for the performance period 2005-2007 that had previously been granted under our EIP and (ii) other RSUs granted during 2006, all of which were not forfeitable by the named executive officer due to vesting or meeting criteria for eligible retiree status and had not been released to the named executive officer as of December 31, 2008. Also included in the totals for Mr. Heuer is previously deferred compensation amounts (including investment gains) under the MasterCard Deferral Plan of $2,051,726.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Employment Agreements

The Company is party to an employment agreement with each of the named executive officers, other than Mr. Flood. We have excluded Mr. Heuer from this discussion as he retired from the Company effective December 31, 2008. The payments which Mr. Heuer is eligible to receive are described immediately following the tables below. In December 2008, the existing agreements of Messrs. Selander, Hanft and McWilton were revised to, among other things, comply with Section 409A of the Internal Revenue Code and incorporate and replace other agreements such as change in control agreements that had been entered into with these executive officers. In December 2008, the Company also entered into an employment agreement with Ms. Hund-Mejean to replace a 2007 offer letter previously provided to her. The new employment agreements, which were publicly filed by the Company as exhibits to a Current Report on Form 8-K with the SEC on January 2, 2009, also reflect changes negotiated with the executives.

Mr. Selander

On December 31, 2008, the Company entered into an employment agreement with Mr. Selander, pursuant to which he serves as the Company’s Chief Executive Officer.

Term.

Under Mr. Selander’s agreement, he is to be employed for a fixed term of two years ending on December 31, 2010.

Compensation.

During the term of employment, Mr. Selander will:

•	receive a base salary, which is subject to increase based on an annual performance review by the Compensation Committee;

•	be eligible to participate in the SEAICP and LTIP and to earn an annual bonus based on pre-established performance goals or other criteria established by the Compensation Committee; and

•	be eligible to participate in the Company’s benefit and perquisite programs generally made available to members of the Executive Committee in accordance with the terms and conditions of such programs.

Termination of Employment.

Pursuant to the agreement, Mr. Selander’s employment terminates upon: death; disability (provided that he is approved to receive benefits under the Mastercard Long-Term Disability Plan); termination by the Company for “Cause” (as defined in the agreement and described below); voluntary resignation; termination by the Company without Cause; termination by Mr. Selander for “Good Reason” (as defined in the agreement and described below); or at the end of the term of employment (December 31, 2010).

Death. In the event of Mr. Selander’s death, his estate and/or beneficiaries are entitled to the following payments: (1) base salary earned but not paid through the date of his death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which death occurs; (4) to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the his termination occurred, payable in the amount and at the time it would have been paid had he remained employed; (5) a pro rata portion of the Retention Payment (as defined below); and (6) such additional benefits, if any, he may be entitled to under the Company’s plans and programs on account of such termination.

Disability. In the event of Mr. Selander’s termination of employment on account of disability, he will receive the same payments as noted above in the event of his death except that his target annual incentive bonus will be pro-rated for the year of his termination.

For Cause. If the Company terminates Mr. Selander’s employment for Cause, he will be entitled to (1) a payment with respect to base salary earned but not paid through the date of his termination, (2) payment for all accrued but unused vacation time and (3) additional benefits, if any, that the executive would be entitled to under the Company’s plans and programs on account of termination for Cause. His agreement defines “Cause” generally to mean: (a) willful failure to perform his duties or responsibilities (other than due to disability); (b) having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (c) his material breach of any written covenant or agreement with the Company not to disclose any information pertaining to the Company; or (d) his breach of the Company’s code of conduct, the supplemental code of conduct, any material provision of his employment agreement or any material provision of specified Company policies.

Voluntary Resignation. If Mr. Selander voluntarily resigns, he will receive the same payments of unpaid base salary and accrued but unused vacation time noted above (under “For Cause”) and such additional benefits, if any, that he would be entitled to under the Company’s plans and programs on account of his voluntary termination.

Without Cause or With Good Reason. In the event of Mr. Selander’s termination by the Company without Cause or by him with Good Reason, he will be entitled to:

•	base salary earned but not paid prior to the date of termination;

•	accrued but unused vacation time;

•

a pro-rata portion of the annual incentive bonus payable for the year in which his termination occurs based upon the actual performance of the Company for the applicable performance period and payable in accordance with the regular bonus pay practices of the Company and, to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which his date of termination occurs, payable in the amount and at the time it would have been paid had he remained employed;

•	base salary continuation until December 31, 2010;

•	payments until December 31, 2010 in amount equivalent to his average annual bonus over the prior three years of employment;

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or until December 31, 2010, if shorter), or if he is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage until December 31, 2010, and thereafter the retiree contribution levels shall apply;

•	outplacement services for the shorter of 24 months or the period of unemployment;

•	full and immediate vesting under the SERP;

•	be treated as if such termination were a “retirement,” for awards outstanding under the LTIP;

•	a pro rata portion of the Retention Payment; and

•	such additional benefits, if any, that he would be entitled to under the Company’s plans and programs on account of termination without Cause or with Good Reason.

“Good Reason” for this purpose generally means: (a) his removal from the position of CEO (except in connection with the planned transition to his successor); (b) a material reduction in his annual base salary other than a 10 percent or less reduction, in the aggregate, over the term of employment; (c) the relocation of his principal place of employment more than 50 miles; or (d) the failure by the Company to obtain an agreement from any successor to the Company to assume and agree to perform his employment agreement.

End of Term. In the event Mr. Selander’s employment ends at the end of the term (i.e., December 31, 2010), he will be entitled to: (1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (3) a Retention Payment, to the extent not already paid; (4) an annual incentive bonus payable for 2010 based upon the actual performance of the Company, payable in accordance with the regular bonus pay practices of the Company; (5) be treated as if such termination were a “retirement” for awards outstanding under the LTIP; (6) be treated as though he remained an executive officer of the Company through December 31, 2010, for purposes of the accrual of benefits and entitlements to contributions under the Company’s compensation and benefit plans, including the SEAICP and the SERP; and (7) such additional benefits to which he is expressly entitled following the termination of his employment upon the end of the term under the Company’s agreements, plans and programs.

Vesting of SERP upon Change in Control.

Mr. Selander’s employment agreement provides that upon a “change in control” (as defined in the LTIP) prior to his termination of employment, he becomes fully vested in his SERP benefit, which is to be paid in accordance with the SERP. The LTIP generally defines a “change in control,” subject to the requirements of Section 409A of the Internal Revenue Code, as:

(1)	the acquisition by any individual entity or group of beneficial ownership of equity securities of the Company representing more than 30 percent of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding an acquisition pursuant to a transaction which complies with clauses (A), (B), and (C) of clause (3) below; or

(2)	a change in the composition of the Board (the “Incumbent Board”) that causes less than a majority of the directors of the Company then in office to be members of the Incumbent Board; or

(3)	consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (“Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own more than 50 percent of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no person will beneficially own more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(4)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Retention Payment.

Under the employment agreement, Mr. Selander is to receive a payment of $10,000,000 (the “Retention Payment”) within 30 days of the date on which the appointment of a successor CEO by the Board of Directors becomes effective, or December 31, 2010 if sooner (the “Retention Date”), provided that (1) the Company has achieved, on average, no less than target level performance, as determined by the Compensation Committee and measured under the SEAICP, from 2004 through the Retention Date and (2) his employment has not been terminated prior to the Retention Date for Cause or on account of his voluntary resignation. Also, as indicated above, Mr. Selander may be entitled to a pro rata portion of the Retention Payment if his employment is terminated prior to the Retention Date (prorated based on completed quarters worked within the period from July 1, 2004 until December 31, 2010).

Tax Gross-Up Payments.

The employment agreement for Mr. Selander provides for the payment of a gross up amount in the event any payments or benefits he may receive under his employment agreement or other arrangement with the Company are subject to an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”). The Excise Tax is generally only payable on amounts which constitute parachute payments under Section 280G of the Internal Revenue Code (generally defined as amounts payable in connection with a change in control of the Company). Under the gross-up provision, he would be entitled to receive an amount such that the net amount retained by him, taking into account the gross-up payment, and after deduction of federal, state and local income and employment taxes and excise taxes, will equal the Excise Tax on the payments he receives (including amounts attributable to the receipt of the gross-up payment). The gross up provision, however, will not be applicable if the net value of the payments (taking into account the Excise Tax and federal, state and local income and employment taxes but not any gross-up amount) would be less than what he would have netted had the present value of his total payments in the event of a change in control been reduced by $1 below the maximum amount permitted to be received without triggering the Excise Tax under Section 280G of the Internal Revenue Code, and in such event, his total payments would be reduced to such amount.

Release of Claims.

Mr. Selander’s right to receive the Retention Payment and certain payments on account of termination without Cause or with Good Reason are subject to him entering into a separation agreement and release of claims against the Company.

Modification of Duties.

To implement a planned transition to a successor CEO, the Company has the right to modify Mr. Selander’s position, provided that the change would not be accompanied by a reduction in his compensation, benefits or perquisites, or, prior to December 15, 2010, by a change in his status as a member of the Executive Committee and senior level executive of the Company.

Restrictive Covenants.

The employment agreement contains several covenants of Mr. Selander, which continue for a period of time following his termination of employment. These include covenants regarding non-solicitation of the Company’s employees, customers or suppliers and non-competition (for a minimum of 12 months and up to 36 months) and regarding confidentiality (for five years).

Messrs. McWilton and Hanft and Ms. Hund-Mejean

On December 30, 2008, the Company entered into employment agreements with Messrs. McWilton and Hanft and Ms. Hund-Mejean. Pursuant to these agreements: Mr. McWilton serves as President, U.S. Markets; Mr. Hanft serves as General Counsel, Chief Payment System Integrity & Compliance Officer and Corporate Secretary; and Ms. Hund-Mejean serves as Chief Financial Officer.

Term.

Under their respective agreements, each executive is to be employed for a fixed term of two years ending on December 30, 2010 with automatic one-year renewals unless the executive or the Company gives a notice of non-renewal at least 90 days prior to the end of the term.

Compensation.

During the term of employment, the executives each will:

•	receive a base salary, which is subject to increase based on an annual performance review by the Compensation Committee;

•

be eligible to participate in the annual and/or long term bonus or incentive plans as are generally available to other employees of the Company at the executive’s level, based on performance goals or other criteria as may be established by the Company; and

•

be eligible to participate in the Company’s benefit and perquisite programs generally made available to members of the Executive Committee (excluding the CEO) in accordance with the terms and conditions of such programs.

Termination of Employment.

Pursuant to the agreement, the executive’s employment terminates upon: death; disability (at the option of the Company); termination by the Company for “Cause” (as defined in the agreement and described below); voluntary resignation; either party giving the other notice of non-renewal; termination by the Company without Cause; termination by the executive for “Good Reason” (as defined in the agreement and described below); or the last day of the calendar year in which the executive attains the age of 65.

Payments.

Death. In the event of Messrs. Hanft’s or McWilton’s or Ms. Hund-Mejean’s death, his or her estate and/or beneficiaries are entitled to receive the following payments: (1) base salary earned but not paid through the date of the executive’s death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which death occurs, and the prior year if not already paid; and (4) such additional benefits, if any, the executive may be entitled to under the Company’s plans and programs on account of death.

Disability. In the event of Messrs. Hanft’s or McWilton’s or Ms. Hund-Mejean’s termination of employment on account of disability, the executive will receive the same payments as noted above in the event of his or her death except that the executive’s target annual incentive bonus will be pro-rated for the year of his or her termination.

For Cause. If the Company terminates the executive’s employment for Cause, he or she will be entitled to (1) a payment with respect to base salary earned but not paid through the date of his termination, (2) payment for all accrued but unused vacation time and (3) additional benefits, if any that the executive would be entitled to under the Company’s plans and programs on account of termination for Cause. The agreement defines “Cause” to generally mean: (a) the willful failure by the executive to perform his or her duties or responsibilities (other than due to disability); (b) engaging in serious misconduct that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry; (c) having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach of any written covenant or agreement with the Company not to disclose any information pertaining to the Company; or (e) the breach of the Company’s code of conduct, the supplemental code of conduct, any material provision of the employment agreement or any material provision of specified Company policies.

Voluntary Resignation or Non Renewal by Executive. If Messrs. McWilton or Hanft or Ms. Hund-Mejean voluntarily resigns or provides notice of non-renewal of the agreement, the executive will receive the same payments of unpaid base salary and accrued but unused vacation time noted above and such additional benefits, if any that such executive would be entitled to under the Company’s plans and programs on account of his or her voluntary termination.

Without Cause, With Good Reason or Upon Non-Renewal by the Company. In the event of the executive’s termination by the Company without Cause, by the executive with Good Reason, or upon non-renewal of the executive’s agreement by the Company, he or she will be entitled to:

•	base salary earned but not paid prior to the date of termination;

•	accrued but unused vacation time;

•

a pro-rata portion of the annual incentive bonus payable for the year in which the executive’s termination occurs based upon the actual performance of the Company for the applicable performance period and payable in accordance with the regular bonus pay practices of the Company and, to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the executive’s date of termination occurs, payable in the amount and at the time it would have been paid had the executive remained employed;

•	base salary continuation for 24 months following the date of termination;

•

annual bonus payments for 24 months following the date of termination with each bonus amount equivalent to the average annual bonus received by the executive with respect to the prior two years of employment, payable in accordance with the annual incentive pay practices of the Company;

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or 24 months if shorter), or if he or she is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 24 months and thereafter the retiree contribution levels shall apply

•

for Mr. McWilton, if upon exhaustion of COBRA medical benefits he is not eligible under the MasterCard Retiree Health Plan, reimbursement for comparable medical coverage until age 55 and, under certain circumstances, access to group coverage thereafter;

•	outplacement services for the shorter of 24 months or the period of unemployment;

•	for Messrs. McWilton and Hanft, full and immediate vesting under the SERP;

•

for Mr. McWilton, be treated as if such termination were a “retirement” for awards outstanding under the LTIP (but only if the termination is within four years of the earliest date that he is eligible for retirement under the LTIP); and

•	such additional benefits, if any that the executive would be entitled to under the Company’s plans and programs for the above captioned events of termination.

“Good Reason” for this purpose generally means: (a) the assignment to a position for which the executive is not qualified or a materially lesser position than the position held by the executive; (b) a material reduction in the executive’s annual base salary other than a 10 percent or less reduction, in the aggregate, over the term of employment; (c) the relocation of the executive’s principal place of employment more than 50 miles; or (d) the failure by the Company to obtain an agreement from any successor to the Company to assume and agree to perform any employment agreement between the executive and the Company.

Mandatory Retirement. In the event Messrs. McWilton or Hanft’s or Ms. Hund-Mejean’s employment ends upon mandatory retirement (i.e., the last day of the calendar year in which he or she attains the age of sixty-five), he or she will be entitled to: (1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (3) a pro-rata portion of the annual incentive bonus payable for the year in which his or her termination occurs and the prior year, if not already paid, based upon the actual performance of the Company for the applicable performance period and payable in accordance with the regular bonus pay practices of the Company; and (4) such additional vested benefits which he or she is expressly entitled following the termination of his or her employment under the Company’s plans and programs.

Tax Gross-Up Payments, Release of Claims and Restrictive Covenants.

The executives’ employment agreements also contain provision for tax gross-up payments (similar to Mr. Selander). An executive’s right to receive a gross-up payment or certain payments on account of termination without Cause, with Good Reason or non-renewal is subject to the executive entering into a separation agreement and release of claims against the Company. Also, each agreement contains several covenants regarding confidentiality, non-competition, and non-solicitation of the Company’s employees, customers or suppliers.

Ms. Hund-Mejean Repayment of Sign-on Award.

Under Ms. Hund-Mejean’s original offer letter, she was awarded a one time cash sign-on award of $1,225,000. If she voluntarily leaves employment with the Company or is terminated for Cause at any time prior to May 1, 2009, her employment agreement requires her to repay the net amount received from the cash award (after lawful deductions) within 30 days of such date of termination.

Mr. Flood

Mr. Flood is employed at will by the Company. He is eligible to participate in the LTIP and in the Company’s or MasterCard International’s employee compensation and benefit programs as may be generally made available to other employees of the Company or MasterCard International at his level, including the SEAICP and the severance plan. If his employment is terminated involuntarily, Mr. Flood would receive severance payments in accordance with the terms of the Company’s severance plan in effect at the time of his termination. Under the terms of the current plan, Mr. Flood would, in the event of involuntary termination and at the Company’s discretion, receive either his base salary for either one or two years (depending on the reason for termination), and would be eligible for an additional six months base salary. Mr. Flood would also be entitled to receive a bonus prorated for service in the year of termination in the event that the termination occurs during the last four months of the calendar year. Additionally, Mr. Flood would be eligible for full payment of his COBRA premiums and for outplacement services in the event of an involuntary termination. Mr. Flood has entered into an agreement providing for restrictions with respect to non-competition and non-solicitation of the Company’s employees, customers or suppliers for 12 months following termination.

Potential Payments

Below are tables showing the potential payments upon termination of employment or a change in control of the Company for each of the named executive officers, except for Mr. Heuer, assuming the event took place on December 31, 2008, the last business day of our 2008 fiscal year. Mr. Heuer’s post-termination payments for which he is currently eligible as a result of his retirement from the Company effective December 31, 2008, are shown in text immediately following the tables. Following the tables are footnotes that provide additional information with respect to other potential payments and benefits.

The tables reflect the 2008 target payout under the SEAICP for annual incentive award payments. In the tables, the equity awards shown for the named executive officer represent the value of unvested RSUs and stock options that would vest in the event of termination or change in control, as applicable, based on the $142.93 per share closing price of our Class A Common Stock on the NYSE on December 31, 2008. In the event of termination by the Company without cause or by the executive with good reason in connection with a change in control, all unvested RSUs and stock options held by a named executive officer would immediately become vested. Except for Mr. McWilton, if a named executive officer who is retirement-eligible is terminated without cause or terminates his employment for good reason, all unvested RSUs and stock options would vest according to the terms of the award. Mr. McWilton will be treated as retirement-eligible for purposes of the LTIP so long as the termination without cause occurs within four years of the date he would otherwise have been eligible to retire. If a named executive officer who is not retirement-eligible is terminated without cause or terminates his employment for good reason, all unvested RSUs and stock options would not become vested.

In the event of a change in control, the PSUs will continue to vest in accordance with the terms of the grant to the extent the achievement of the relevant performance goals can continue to be measured subsequent to the change in control. To the extent achievement of the relevant performance goals can no longer be measured, all of the named executive officer’s unvested PSUs will vest in accordance with the terms of such grants on February 28, 2010 and February 28, 2011, respectively, conditioned upon the named executive officer’s continued employment with the Company, as of those dates, and will be paid at a target level of performance. In the event that, within six months preceding, or two years following, a change in control, the named executive officer is terminated without cause or with good reason, all of the named executive officer’s then unvested PSUs will vest immediately and be payable at a target level of performance, conditioned upon the named executive officer’s compliance with his or her non-competition and non-solicitation agreement.

Retirement benefits indicated below include values from the MAP and SERP.

MAP. The MAP values represent the vested notional account balance at the time of termination due to death, termination for cause, voluntary termination, termination without cause, termination for good reason and change in control termination. Because the MAP allows a period of disability to be included in the calculation of vesting service, the MAP value shown for disability termination is the MAP balance regardless of current vested status.

SERP. The SERP in effect during 2008 provided that upon a participant’s termination of employment prior to attaining age 60 and at least four years of SERP participation, the participant is not entitled to any benefit under the SERP, unless the participant died while employed or there has been a change in control. (Additionally, the SERP benefit vests upon the participant’s termination without cause or for good reason, if such vesting is provided for in the participant’s employment agreement). Accordingly, in the event a participant dies while employed and prior to attaining age 60 and four years of SERP participation, the SERP pays out a lump sum present value of 75% of a deferred net SERP benefit payable at age 60. In the event a participant’s employment is terminated without cause or the participant resigns for good reason within two years after a change in control, the SERP benefit is fully vested and paid as a lump sum determined in the same manner as in a termination of employment due to death, except that 100% of the net SERP benefit is paid if the change in control occurs before attainment of age 60 and four years of SERP participation.

For additional information on the SERP, please refer to the Compensation and Discussion and Analysis under the heading “Other Benefits” and to the section entitled “Pension Benefits in 2008”.

Benefit	Robert W. Selander
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Change in Control (CIC)
Cash Severance(1)	$—	$—	$—	$—	$7,118,911	$7,118,911

Annual Incentive Award	$1,500,000	$1,500,000	$—	$—	$2,220,000	$2,220,000

Retention Bonus(2)	$6,923,077	$6,923,077	$—	$—	$6,923,077	$6,923,077

Unvested Equity(3)
Restricted Stock Units	$12,768,509	$12,768,509	$—	$12,768,509	$12,768,509	$12,768,509
Unexercisable Options	$11,724,659	$11,724,659	$—	$11,724,659	$11,724,659	$11,724,659
Performance Stock Units	$5,430,625	$9,475,176	$—	$9,475,176	$5,430,625	$5,430,625
Total	$29,923,793	$33,968,344	$—	$33,968,344	$29,923,793	$29,923,793

Retirement Benefits(4)
SERP	$3,479,250	$4,639,000	$—	$—	$4,639,000	$6,411,000
MAP	$377,746	$377,746	$377,746	$377,746	$377,746	$377,746
Total	$3,856,996	$5,016,746	$377,746	$377,746	$5,016,746	$6,788,746

Other Benefits(5)
Health & Welfare	$—	$—	$—	$—	$7,638	$7,638
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$42,638	$42,638

Total	$42,203,866	$47,408,167	$377,746	$34,346,090	$51,245,165	$53,017,165

Benefit	Martina Hund-Mejean
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Change in Control (CIC)
Cash Severance(1)	$—	$—	$—	$—	$1,966,550	$1,966,550

Annual Incentive Award	$500,000	$500,000	$—	$—	$780,000	$780,000

Clawback of Sign-On	$—	$—	$—	$(1,225,000)	$—	$—

Unvested Equity(3)
Restricted Stock Units	$2,143,235	$2,143,235	$—	$—	$2,143,235	$2,143,235
Unexercisable Options	$—	$—	$—	$—	$—	$—
Performance Stock Units	$376,192	$500,335	$—	$—	$376,192	$376,192
Total	$2,519,427	$2,643,570	$—	$—	$2,519,427	$2,519,427

Retirement Benefits
SERP	$—	$—	$—	$—	$—	$—
MAP	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—

Other Benefits(5)
Health & Welfare	$—	$—	$—	$—	$1,809	$1,809
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$1,581,975
Total	$—	$—	$—	$—	$36,809	$1,618,784

Total	$3,019,427	$3,143,570	$—	$(1,225,000)	$5,302,786	$6,884,761

Benefit	Noah J. Hanft
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Change in Control (CIC)
Cash Severance(1)	$—	$—	$—	$—	$2,359,860	$2,359,860

Annual Incentive Award	$475,000	$475,000	$—	$—	$690,000	$690,000

Unvested Equity(3)
Restricted Stock Units	$3,600,835	$3,600,835	$—	$3,600,835	$3,600,835	$3,600,835
Unexercisable Options	$1,313,711	$1,313,711	$—	$1,313,711	$1,313,711	$1,313,711
Performance Stock Units	$928,902	$1,618,396	$—	$1,618,396	$928,902	$928,902
Total	$5,843,448	$6,532,942	$—	$6,532,942	$5,843,448	$5,843,448

Retirement Benefits(4)
SERP	$1,309,500	$1,746,000	$—	$—	$1,746,000	$1,746,000
MAP	$541,542	$541,542	$541,542	$541,542	$541,542	$541,542
Total	$1,851,042	$2,287,542	$541,542	$541,542	$2,287,542	$2,287,542

Other Benefits(5)
Health & Welfare	$—	$—	$—	$—	$10,317	$10,317
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$45,317	$45,317

Total	$8,169,490	$9,295,484	$541,542	$7,074,484	$11,226,167	$11,226,167

Benefit	Chris A. McWilton
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Change in Control (CIC)
Cash Severance(1)	$—	$—	$—	$—	$2,753,170	$2,753,170

Annual Incentive Award	$550,000	$550,000	$—	$—	$800,000	$800,000

Unvested Equity(3)
Restricted Stock Units	$4,321,774	$4,321,774	$—	$—	$4,321,774	$4,321,774
Unexercisable Options	$1,545,502	$1,545,502	$—	$—	$1,545,502	$1,545,502
Performance Stock Units	$1,086,268	$1,895,302	$—	$—	$1,086,268	$1,086,268
Total	$6,953,544	$7,762,578	$—	$—	$6,953,544	$6,953,544

Retirement Benefits(4)
SERP	$1,413,000	$1,884,000	$—	$—	$1,884,000	$1,884,000
MAP	$76,229	$76,229	$76,229	$76,229	$76,229	$76,229
Total	$1,489,229	$1,960,229	$76,229	$76,229	$1,960,229	$1,960,229

Other Benefits(5)
Health & Welfare	$—	$—	$—	$—	$9,183	$9,183
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$2,875,142
Total	$—	$—	$—	$—	$44,183	$2,919,325

Total	$8,992,773	$10,272,807	$76,229	$76,229	$12,511,126	$15,386,268

Benefit	Gary J. Flood
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Change in Control (CIC)
Cash Severance(1)	$—	$—	$—	$—	$983,275	$983,275

Annual Incentive Award	$500,000	$500,000	$—	$—	$750,000	$750,000

Unvested Equity(3)
Restricted Stock Units	$3,016,395	$3,016,395	$—	$—	$3,016,395	$3,016,395
Unexercisable Options	$1,313,711	$1,313,711	$—	$—	$1,313,711	$1,313,711
Performance Stock Units	$947,769	$1,643,489	$—	$—	$947,769	$947,769
Total	$5,277,875	$5,973,595	$—	$—	$5,277,875	$5,277,875

Retirement Benefits
SERP	$—	$—	$—	$—	$—	$—
MAP	$442,362	$442,362	$442,362	$442,362	$442,362	$442,362
Total	$442,362	$442,362	$442,362	$442,362	$442,362	$442,362

Other Benefits(5)
Health & Welfare	$—	$—	$—	$—	$9,594	$9,594
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$44,594	$44,594

Total	$6,220,237	$6,915,957	$442,362	$442,362	$7,498,106	$7,498,106

(1)	For Mr. Selander, the aggregate amount of cash severance will be reduced over time through December 31, 2010. Mr. Selander's cash severance will be payable in equal installments through December 31, 2010, equal to the sum of: (i) his continued base salary (calculated at the highest annual base salary rate paid during his term of employment); and (ii) his average annual incentive bonus (calculated based upon the three years preceding the year in which the date of termination occurs), divided by the number of pay periods in a calendar year. For Messrs. McWilton and Hanft, the amount would be paid over a 24-month period and is equal to two times the sum of such executive’s 2008 base salary and the average of bonus paid to him for services in 2006 and 2007. For Ms. Hund-Mejean, the amount would be paid over a 24-month period and is equal to two times the sum of her 2008 base salary plus her target bonus prorated for the year of termination. For Mr. Flood, the amount would be paid over a 24-month period and is equal to two times the sum of his 2008 base salary. For all named executive officers, cash severance reflects the present value of this calculation using a semi-annual discount rate of 1.63%.
(2)	Mr. Selander is entitled to a $10,000,000 retention payment not later than 30 days following: (i) the date on which the appointment of a successor CEO by the Board of Directors becomes effective; or (ii) December 31, 2010, if no successor CEO has been appointed prior to such time. Mr. Selander will receive the retention payment provided that, prior to the date he becomes entitled to such payment, his employment has not been terminated for cause, he has not voluntarily resigned and the Company has achieved certain performance targets. For termination of employment due to death, disability, by the Company without cause or by Mr. Selander for good reason, the amount is pro-rated for service from July 1, 2004 through December 31, 2010.
(3)	For the PSUs in the “Change in Control” column, assumes a change in control of the Company in which the Company thereafter is unable to assess the Company's performance against the specified objectives. Accordingly, consistent with the terms of the PSU awards, the amounts represented in the “Change in Control” column represent target level of performance. For the unvested equity in the “Without Cause / With Good Reason” column, assumes termination occurs within either 6 months prior to or two years following a change in control of the Company. In the event that termination does not occur within either six months prior to, or two years following, a change in control of the Company, the values for the named executive officers who are not retirement-eligible would be zero.

(4)	For Messrs. Selander, McWilton and Hanft, the SERP amounts differ from the amounts indicated in the Pension Benefits table due to modified actuarial assumptions (the 2008 lump sum interest rates for termination due to a change in control event versus the assumed valuation rate and pre-commencement discount rate used in the Pension Benefits table).
(5)	Includes continued health and welfare benefits, namely: health insurance, dental insurance, vision insurance, individual life insurance, and individual disability insurance for 18 months following termination, outplacement assistance and excise tax gross-ups. The excise tax gross-up is applicable only if termination of employment is in connection with a change in control and the payout limit under Section 280G of the Internal Revenue Code is exceeded.

Mr. Heuer’s employment terminated effective December 31, 2008 upon his retirement from the Company. In connection with his retirement, Mr. Heuer did not receive any payments with respect to severance, and did receive a payment in the amount of $187,500 in lieu of a notice period. Mr. Heuer received performance-based cash incentive compensation under the SEAICP in respect of 2008 in the amount of $1,110,000, which was paid on March 13, 2009 and earned in 2008. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. As a result of the termination of Mr. Heuer's employment, RSUs awarded to him on May 25, 2006, which were granted to him under the EIP for 20% of his 2005-2007 award and which were scheduled to vest on December 31, 2009, will vest on June 30, 2009, or six months subsequent to his termination. Pursuant to their terms, the remainder of Mr. Heuer’s unvested equity awards will continue to vest as if no termination of employment had occurred. Mr. Heuer's retirement had no impact on his balance in the SERP, as he was previously vested in this balance prior to his retirement as a result of having served with the Company for over four years and having attained age 60. Mr. Heuer's retirement from the Company also had no impact on his MAP balance, as this balance vested prior to termination. See also “Pension Benefits in 2008” and the Compensation Discussion and Analysis under “Other Benefits” for a summary of Mr. Heuer’s MAP and SERP benefits.

DIRECTOR COMPENSATION

The Company uses cash and stock-based compensation to attract and retain qualified persons to serve on its Board of Directors. The Company sets compensation for non-employee directors in light of the time commitment and prior experience levels expected of directors.

Cash Compensation

Directors who are not employees of the Company, other than the Chairman of the Board of Directors, are paid an annual retainer of $70,000. The Chairman of the Board of Directors receives an annual retainer of $105,000. Non-employee directors also receive an annual retainer for serving as a chairperson of a standing committee ($20,000 for the Audit Committee, $10,000 for the Compensation Committee and $10,000 for the Nominating Committee). An annual retainer for committee service is paid to non-employee directors who serve as members (non-chairperson role) on any standing Committee ($10,000 for the Audit Committee, $5,000 for the Compensation Committee and $5,000 for the Nominating Committee). In addition, customary expenses for attending Board and committee meetings are reimbursed. Non-employee directors are also eligible for matching gift contributions of up to $5,000 made in the name of the director to eligible charities.

Stock-Based Compensation

Non-employee directors, other than the Chairman of the Board of Directors, also receive an annual stock grant of $100,000 in the form of deferred stock units and the Chairman of the Board of Directors receives an annual grant of $150,000 in deferred stock units.

2008 DIRECTOR COMPENSATION

The table below summarizes the total compensation of each of our non-employee directors who served as directors during 2008. Generally, non-employee directors are paid twice a year on a prospective basis. The first payment occurs in June, immediately after the annual meeting of stockholders and covers service from June through November. The second payment is made in December and covers service from December of the current year through May of the following year. In the event that a non-employee director is nominated to the Board of Directors at any other point during the year, that director will receive a pro-rated amount of the retainer fee and any committee fees from the time he or she began service on the Board of Directors until the next regularly scheduled payment.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Richard Haythornthwaite(2)	$125,000	$150,175	$—	$—	$—	$—	$275,175
Marc Olivié(3)	$85,000	$100,014	$—	$—	$—	$—	$185,014
Mark Schwartz(4)	$95,000	$100,014	$—	$—	$—	$—	$195,014
David Carlucci(5)	$80,000	$100,014	$—	$—	$—	$—	$180,014
Edward Suning Tian(6)	$75,000	$100,014	$—	$—	$—	$—	$175,014
Bernard S.Y. Fung(7)	$75,000	$100,014	$—	$—	$—	$—	$175,014
Steven Freiberg(8)	$70,000	$100,014	$—	$—	$—	$—	$170,014
Nancy Karch(9)	$85,000	$100,014	$—	$—	$—	$—	$185,014
José Octavio Reyes Lagunes(10)	$104,167	$141,815	$—	$—	$—	$—	$245,982
Silvio Barzi(11)	$109,167	$141,815	$—	$—	$—	$—	$250,982
Jackson Tai(12)	$52,500	$75,028	$—	$—	$—	$—	$127,528
Tan Teong Hean(13)	$—	$—	$—	$—	$1,790	$—	$1,790

(1)

Represents the amount of compensation cost recognized by the Company in 2008, which is the full grant date fair value in accordance with FAS 123R in connection with all stock grants to Board members made in 2008. The deferred stock units are to be settled in shares of Class A Common Stock on the fourth anniversary of the grant date. The share price used for conversion was the per share average of the high and the low for Class A Common Stock on the New York Stock Exchange on June 3, 2008, the date of the 2008 annual meeting of stockholders ($307.74 per share). In addition, out-of-cycle grants are made to new members of the Board on a pro-rata basis (the Board compensation cycle is June through May). On January 22, 2008, the date that José Octavio Reyes Lagunes and Silvio Barzi were appointed to the Board, the per share average price was $174.17. On September 9, 2008, the date that Jackson Tai was appointed to the Board, the per share average price was $214.365.

(2)	Includes (i) an annual retainer of $105,000 for service as Chairman of the Board, (ii) an annual retainer of $10,000 for service as Chairman of the Nominating Committee, and (iii) $10,000 in fees for service on the Audit Committee paid in 2008. The stock award represents a grant of 488 deferred stock units on June 3, 2008. Mr. Haythornthwaite held an aggregate of 5,169 deferred stock units at December 31, 2008.
(3)	Includes (i) an annual retainer of $70,000 for service to the Board, (ii) $5,000 for service on the Human Resources and Compensation Committee, and (iii) $10,000 for service on the Audit Committee paid in 2008. The stock award represents a grant of 325 deferred stock units on June 3, 2008. Mr. Olivié held an aggregate of 3,587 deferred stock units at December 31, 2008.
(4)	Includes (i) an annual retainer of $70,000 for service to the Board, (ii) an annual retainer of $20,000 for service as Chairman of the Audit Committee, and (iii) $5,000 for service on the Nominating Committee paid in 2008. The stock award represents a grant of 325 deferred stock units on June 3, 2008. Mr. Schwartz held an aggregate of 3,587 deferred stock units at December 31, 2008.
(5)	Includes (i) an annual retainer of $70,000 for service to the Board and (ii) an annual retainer of $10,000 for service as Chairman of the Human Resources and Compensation Committee. The stock award represents a grant of 325 deferred stock units on June 3, 2008. Mr. Carlucci held an aggregate of 3,587 deferred stock units at December 31, 2008.
(6)	Includes (i) an annual retainer of $70,000 for service to the Board and (ii) $5,000 for service on the Nominating Committee paid in 2008. The stock award represents a grant of 325 deferred stock units on June 3, 2008. Mr. Tian held an aggregate of 3,587 deferred stock units at December 31, 2008.
(7)	Includes (i) an annual retainer of $70,000 for service to the Board and (ii) $5,000 for service on the Human Resources and Compensation Committee paid in 2008. The stock award represents a grant of 325 deferred stock units on June 3, 2008. Mr. Fung held an aggregate of 3,587 deferred stock units at December 31, 2008.
(8)	Includes an annual retainer of $70,000 for service to the Board in 2008. The stock award represents a grant of 325 deferred stock units on June 3, 2008. Mr. Freiberg began deferring compensation as a member of the U.S region board in 2002. Excludes a loss on deferred compensation with a balance of ($58,882). Mr. Freiberg held an aggregate of 2,367 deferred stock units at December 31, 2008.
(9)	Includes (i) an annual retainer of $70,000 for service to the Board, (ii) $5,000 for service on the Nominating Committee paid in 2008 and (iii) $10,000 in fees for service on the Audit Committee during 2008. The stock award represents a grant of 325 deferred stock units on June 3, 2008. Ms. Karch held an aggregate of 1,485 deferred stock units at December 31, 2008.
(10)	Includes (i) an annual retainer of $70,000 for service to the Board and a pro rata retainer based on his January 2008 start date of $29,167 and (ii) $5,000 for service on the Human Resources and Compensation Committee during 2008. The stock award represents a grant of 325 deferred stock units on June 3, 2008 and the grant he received on January 22, 2008 of 240 deferred stock units. Mr. Reyes held an aggregate of 565 deferred stock units at December 31, 2008.
(11)	Includes (i) an annual retainer of $70,000 for service to the Board and a pro rata retainer based on his January 2008 start date of $29,167 and (ii) $10,000 for service on the Audit Committee during 2008. The stock award represents a grant of 325 deferred stock units on June 3, 2008 and the grant he received on January 22, 2008 of 240 deferred stock units. Mr. Barzi began deferring compensation in 2008. Excludes a loss on deferred compensation with a balance of ($14,080). Mr. Barzi held an aggregate of 565 deferred stock units at December 31, 2008.
(12)	Includes a pro rata annual retainer of $35,000 for service to the Board and a pro rata retainer based on his September 2008 start date of $17,500. The stock award represents a grant of 350 deferred stock units on September 9, 2008. Mr. Tai held an aggregate of 350 deferred stock units at December 31, 2008.
(13)	Mr. Tan concluded his service upon his retirement from the Board of Directors effective as of June 3, 2008. Mr. Tan began deferring compensation as a member of the Asia/Pacific region board in 2005.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2008 for the LTIP and 2006 Non-Employee Director Equity Compensation Plan, both of which have been approved by stockholders. MasterCard does not have any equity compensation plans that have not been approved by stockholders.

Plan category	Number of shares of Class A common stock to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of shares of Class A common stock remaining available for future issuance under equitycompensation plans (excluding shares reflected in the first column) (c)
Equity compensation plans approved by stockholders	3,119,872	(1)(2)(3)	$93.128	(4)	7,522,695
Equity compensation plans not approved by stockholders	—		$—		—
Total	3,119,872				7,522,695

(1)	The LTIP authorizes the issuance of stock options, restricted stock, restricted stock units, performance stock units and other stock-based awards and the Non-Employee Director Equity Compensation Plan authorizes the issuance of deferred stock units. Of the total number of shares, (a) 704,774 shares may be issued pursuant to outstanding stock options; (b) 1,523,009 shares may be issued pursuant to outstanding restricted stock units; (c) 857,363 shares may be issued pursuant to outstanding performance stock units (see footnote (2) below); and (d) 34,726 shares may be issued pursuant to outstanding deferred stock units.
(2)	The Company began accruing the performance share units granted in 2007 in its fiscal year 2007 financial statements at maximum performance level based on the Company's assessment of its obligations based on quantitative and qualitative considerations of actual and forecasted results as compared to performance targets for net income and return on equity. The actual number of performance stock units and actual payout value of unearned shares has not been determined and will be determined based on the Company’s performance over the three-year performance period ending December 31, 2009.
(3)	The Company began accruing the performance share units granted in 2008 in its fiscal year 2008 financial statements at 133 percent performance level based on the Company's assessment of its obligations based on quantitative and qualitative considerations of actual and forecasted results as compared to performance targets for net income and return on equity. The actual number of performance stock units and actual payout value of unearned shares has not been determined and will be determined based on the Company’s performance over for the three-year period performance period ending December 31, 2010.
(4)	The weighted-average exercise price of outstanding options, warrants and rights exclude the restricted stock units, performance stock units and deferred stock units.

PROPOSAL 3

APPROVAL OF AN AMENDMENT OF SECTIONS 6.1(A) AND 6.4(B) OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

General

The Company’s amended and restated certificate of incorporation currently provides that the Board of Directors shall consist of not less than three directors or more than twelve directors.

In addition, the amended and restated certificate of incorporation provides that a person shall only qualify for election and continued service as a director if the Board of Directors shall have affirmatively determined, among other things, that such person shall not, except in the case of a director elected by the holders of outstanding Class M Common Stock, voting separately as a class, be a director, officer, employee or agent of, or represent or otherwise be affiliated with (a) any person that at the time of the filing of the amended and restated certificate of incorporation in June 2007 was, or thereafter shall become, a Class A member or affiliate member of MasterCard International or licensee of any of the Company’s or MasterCard International’s brands, or an affiliate of any of the foregoing, whether or not such person continues to retain such status (a “Member”) or (b) any person that is an operator, member or licensee of any general purpose payment card system that competes with the Company, or any affiliate of such a person (a “Similar Person”), or have been a director, officer, employee or agent of, or have represented or otherwise been affiliated with, a Member or Similar Person during the prior three years or otherwise have any business relationship with a Member or Similar Person that is material to such person.

Reasons for the Proposed Amendments

The Board of Directors has determined that it would be advantageous to the Company for the Board of Directors to have increased flexibility to appoint and/or nominate for election by the stockholders up to three additional directors, increasing the maximum Board size from twelve to fifteen. In addition to enhancing the Board’s ability to add directors with different areas of experience, expertise/knowledge and other factors that may fill a need on the Board of Directors, the increased maximum Board size would also allow the Board of Directors to enhance the geographic diversity and global profile of the Company by including new directors whose citizenships and residencies reflect additional regions of the world where the Company’s business has grown, or may grow, in importance. The Board of Directors may also seek to facilitate succession planning by appointing and/or nominating for election by the stockholders as a director up to one additional executive officer (in addition to Mr. Selander), regardless of whether any such executive officer of MasterCard had previously served as a director or officer of, or otherwise been affiliated with, a Member or Similar Person prior to his or her employment with MasterCard.

Accordingly, the Board of Directors unanimously recommends that the stockholders approve the proposed amendments to the Company’s amended and restated certificate of incorporation.

Specific Proposed Amendments

In March 2009, the Board of Directors adopted a resolution proposing that the certificate of incorporation be amended to:

•	increase the maximum size of the Board of Directors to fifteen directors; and

•

permit no more than two officers of the Company (in addition to directors elected by the holders of Class M Common Stock) to qualify for election and continued service as a director notwithstanding the fact that such officer may be or have been affiliated with a Member or Similar Person during the prior three years or otherwise have a material business relationship with a Member or Similar Person.

The proposed amended versions of Sections 6.1(A) and 6.4(B) of the Company’s amended and restated certificate of incorporation, marked to show all changes from those sections as currently in effect, are set forth below:

Section 6.1. Board of Directors: Composition.

(A) Except as provided in Article VI, Section 6.7, the business and affairs of the Corporation shall be managed by or under the direction of a Board consisting of not less than three directors or more than ~~twelve~~ fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board. The Board may also appoint one person, who has previously served on the Board and who is not a director, officer, employee or agent of, and does not represent, a Member, to participate, at the pleasure of the Board, in the deliberations of the Board in a non-voting, advisory capacity (a “Non-Voting Advisor”). The Class M Directors and any directors that may be elected by the holders of any series of Preferred Stock shall be included within the number of directors fixed by or pursuant to this Section 6.1(A).

….

Section 6.4. Director Qualifications.

….

(B) A person shall qualify for election and continued service as a director of the Corporation only if the Board shall have determined that such person shall not (1) except in the case of a Class M Director or a director who is an officer of the Company, be a director, officer, employee or agent of, or represent or otherwise be affiliated with, a Member or Similar Person, or have been a director, officer, employee or agent of, or have represented otherwise been affiliated with, a Member or Similar Person during the prior three years or otherwise have any business relationship with a Member or Similar Person that is material to such person or (2) be a trustee, officer, employee or agent of, or represent or otherwise be affiliated with, The MasterCard Foundation, or have been a director, officer, employee or agent of, or have represented or otherwise been affiliated with, The MasterCard Foundation during the prior three years or otherwise have any business relationship with The MasterCard Foundation that is material to such person. In addition, each director of the Corporation (including Class M Directors) shall not be a director, regional board director, officer, employee or agent of, or represent (1) an entity that owns and/or operates a payment card program competitive with the Corporation’s comparable card programs, as determined in the sole discretion of the Board (a “Competitor”), or (2) an institution that is represented on any board of a Competitor. At any time, no more than two persons who are at such time then actively serving as an officer or employee of the Corporation or any of its subsidiaries shall qualify for service as a director of the Corporation. If at any time an individual fails to satisfy these qualifications, as determined by the Board in its sole discretion, such individual shall automatically, without further action of the director, cease to be a director of the Corporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS AND CLASS M STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF SECTIONS 6.1(A) AND 6.4(B) OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), 300 Madison Avenue, New York, New York 10017, as the Company’s independent registered public accounting firm to audit the financial statements of MasterCard Incorporated and its subsidiaries for the year ending December 31, 2009. PwC was our independent auditor for the year ended December 31, 2008. The firm is a registered public accounting firm.

A resolution will be presented at the Annual Meeting to ratify PwC’s appointment. If the stockholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of PwC will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

AUDITORS SERVICES AND FEES

The Audit Committee and the Company have adopted policies and procedures pertaining to the provision by the Company’s independent registered public accounting firm of any audit or non-audit services. The policies and procedures specifically require Audit Committee pre-approval of all audit and non-audit services. In addition, proposed services of the independent registered public accounting firm materially exceeding any pre-approved project scope, terms and conditions, or cost levels require specific pre-approval by the Audit Committee. The Audit Committee has also delegated power to the Chairman of the Audit Committee to pre-approve in certain circumstances any engagements or changes in engagements by the independent registered public accounting firm for audit or non-audit services. The Company paid no fees to its independent registered public accounting firm in 2008 in connection with engagements that were not pre-approved by the Audit Committee or the Audit Committee Chairman in accordance with the Company’s policies and procedures. To help ensure the independence of the Company’s independent registered public accounting firm, the Company has also adopted policies and procedures relating to, among other things, the engagement of the independent registered public accounting firm and the hiring of employees of the independent registered public accounting firm.

Set forth below are the audit and non-audit fees billed by PwC for fiscal year 2008 and fiscal year 2007.

Audit Fees. The aggregate fees billed to the Company by PwC for the integrated audit of the Company’s annual consolidated financial statements and review of the Company’s quarterly financial statements were $4,311,863 for fiscal year 2008 and $3,956,981 for fiscal year 2007. Audit fees also include Sarbanes-Oxley Section 404 audit procedures and associated out-of-pocket expenses.

Audit-Related Fees. The aggregate fees billed to the Company by PwC for assurance and related audit services (but not included in the audit fees set forth above) were $419,945 for fiscal year 2008 and $418,597 for fiscal year 2007. The assurance and related audit services included information technology attestations (e.g. SAS 70), employee benefit plan audits, and associated out-of-pocket expenses.

Tax Fees. The aggregate fees billed to the Company by PwC for tax compliance, tax advice and tax planning services were $1,353,195 for fiscal year 2008 and $615,982 for fiscal year 2007. These tax services principally consisted of tax return preparation and related compliance support services, tax accounting advice, tax planning and other tax related services.

All Other Fees. All other fees billed by PwC were $5,798 for fiscal year 2008 and $5,466 for fiscal year 2007.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of five directors and operates under a written charter adopted by the Board of Directors. The Audit Committee assists the Board in, among other things, the oversight of: (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm.

Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent registered public accounting firm is responsible for conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee further discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report and letter of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:

Mark Schwartz, Chairman

Silvio Barzi

Richard Haythornthwaite

Nancy J. Karch

Marc Olivié

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

If a stockholder intends to submit any proposal for inclusion in the Company’s proxy statement for the Company’s 2010 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), the proposal must be received by the Corporate Secretary of the Company no later than December [    ], 2009. To be eligible to submit such a proposal for inclusion in the Company’s proxy materials for an annual meeting of stockholders pursuant to Rule 14a-8, a stockholder must be a holder of either: (1) at least $2,000 in market value or (2) 1% of the Company’s securities entitled to be voted on the proposal (the “Voting Stock”), and must have held such shares of Voting Stock for at least one year, and continue to hold those shares of Voting Stock through the date of such annual meeting. In order to be eligible for consideration, the holder must also transmit the proposal, along with: (1) his or her name, (2) address, (3) the number of shares of Voting Stock that he or she holds of record or beneficially, (4) the dates on which the shares of Voting Stock were acquired, (5) documentary support for claims of beneficial ownership of Voting Stock and (6) a written statement that the holder intends to continue to hold the Voting Stock through the date of the annual meeting, in writing, by certified mail—return receipt requested—to the attention of the Corporate Secretary at the address set forth above under “Introduction—Solicitation of Proxies.” Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals, including Rule 14a-8, including the permissible number and length of proposals, the circumstances in which the Company is permitted to exclude proposals and other matters governed by such rules and regulations.

Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s proxy statement, the Company’s by-laws (which were amended and restated as of December 5, 2008) require advance notice for a stockholder to bring nominations of directors or any other business before any annual meeting of stockholders. Specifically, pursuant to Article I, Section 12 of the Company’s by-laws, as amended and restated as of December 5, 2008, in order for a stockholder to properly bring director nominations and other business before an annual meeting of stockholders, notice of such nominations or business, in order to be timely, must be received by the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting, and must contain the information required as set forth in Article I, Section 12 of the Company’s by-laws. In the event that the annual meeting is advanced by more than twenty (20) days or delayed by more than seventy (70) days from the anniversary of the immediately preceding annual meeting, notice by the stockholder, in order to be timely, must be received no earlier than the 120th day prior to the annual meeting and not later than the close of business on either the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which such notice of the date of the annual meeting was first publicly announced, whichever occurs first. If a stockholder’s nomination or proposal is not in compliance with the requirements set forth in the Company’s by-laws, the Company may disregard such nomination or proposal. As a result, if the Company’s annual meeting of stockholders for 2010 is not advanced by more than twenty (20) days or delayed by more than (70) days from the anniversary date of the Annual Meeting, then notice of a stockholder nomination for candidates for the Board of Directors or any other stockholder proposal (other than proposals to be included in the proxy statement pursuant to Rule 14a-8), to be considered at the 2010 Annual Meeting, must be received by the Company between February 8, 2010 and March 10, 2010 and must in any event comply with the requirements of the Company’s by-laws.

Copies of our by-laws are available through the Company’s website at http://www.mastercard.com, or may be obtained from the Corporate Secretary.

OTHER MATTERS

Management does not know of any business to be transacted at the Annual Meeting other than as indicated herein. Should any such matter properly come before the Annual Meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

You are urged to promptly sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

By Order of the Board of Directors

Noah J. Hanft

Corporate Secretary

Purchase, New York

April [    ], 2009

2009 ANNUAL MEETING OF STOCKHOLDERS

MASTERCARD INCORPORATED

June 9, 2009

10:00 A.M.

YOUR VOTE IS VERY IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2009

The Proxy Statement for the 2009 Annual Meeting of the Stockholders for MasterCard Incorporated and the

2008 Annual Report of MasterCard Incorporated are available at [                    ].

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

MASTERCARD INCORPORATED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the 2009 Annual Meeting of Stockholders on June 9, 2009

P R O X Y	The undersigned hereby constitute(s) and appoint(s) Robert W. Selander, Martina Hund-Mejean and Noah J. Hanft, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to appear and vote all shares of Class A Common Stock of MasterCard Incorporated that the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of MasterCard Incorporated to be held on June 9, 2009, and at any adjournment thereof, upon the matters referred to in the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment. The undersigned hereby revokes any proxies heretofore given and ratifies and confirms all that each of said attorneys and proxies, or any substitute or substitutes, shall lawfully do or cause to be done by reason thereof, upon the matters referred to in the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement for said meeting.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” each of the proposals listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

SEE REVERSE SIDE
169721-13

ANNUAL MEETING OF STOCKHOLDERS OF MASTERCARD INCORPORATED June 9, 2009 at 10:00 a.m. At Our Headquarters 2000 Purchase Street Purchase, New York 10577

INSTRUCTIONS FOR SUBMITTING YOUR PROXY

THERE ARE THREE WAYS TO SUBMIT YOUR PROXY

TELEPHONE PROXY	INTERNET PROXY	SUBMITTING A PROXY BY MAIL

This method of submitting a proxy is available for stockholders located in the U.S. and Canada.

Your telephone proxy authorizes the named proxies on the proxy card to vote in the same manner as if you had returned your proxy card. On a touch tone telephone, call TOLL FREE 1-800-849-5629. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on June 8, 2009.

Pursuant to Section 212(c) of the Delaware General Corporation Law, stockholders may validly grant proxies over the Internet. Your Internet proxy authorizes the named proxies on the proxy card to vote your shares in the same manner as if you had returned your proxy card.

Visit the Internet voting Website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on June 8, 2009.

Simply mark, sign and date your proxy card and return it in the reply envelope enclosed.

COMPANY NUMBER	CONTROL NUMBER

If you are voting by telephone or the Internet, please do not mail your proxy card.
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE.
☒	Please mark votes as in this example.

This proxy, when properly executed, will be voted in the manner directed below. If no direction is provided, this proxy will be voted “FOR” the Proposals.

MasterCard Incorporated’s Board of Directors recommends a vote “FOR” each of the proposals listed below.

169721-13

1.	Election of directors (Class III) to serve on the Board of Directors:	FOR ALL NOMINEES	WITHHOLD FROM ALL NOMINEES	2.	Approval of Amendment of Sections 6.1(A) and 6.4(B) of the Company’s Amended and Restated Certificate of Incorporation	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Nominees: (01) Richard Haythornthwaite	☐	☐

	(02) David R. Carlucci			3.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for 2009	☐	☐	☐
	(03) Robert W. Selander

☐
	FOR ALL NOMINEES EXCEPT AS NOTED

Authorized Signature

Date

Type or Print Name of Person Signing

Type or Print Title of Person Signing

169721-13

2009 ANNUAL MEETING OF STOCKHOLDERS

MASTERCARD INCORPORATED

June 9, 2009

10:00 A.M.

YOUR VOTE IS VERY IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2009

The Proxy Statement for the 2009 Annual Meeting of the Stockholders for MasterCard Incorporated and the

2008 Annual Report of MasterCard Incorporated are available at [                    ].

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

MASTERCARD INCORPORATED CLASS M PROXY CARD THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders on June 9, 2009

P R O X Y	The undersigned hereby constitute(s) and appoint(s) Robert W. Selander, Martina Hund-Mejean and Noah J. Hanft, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to appear and vote the number of votes to which its Class M Common Stock of MasterCard Incorporated is entitled to vote at the 2009 Annual Meeting of Stockholders of MasterCard Incorporated to be held on June 9, 2009, and at any adjournment thereof, upon the matters referred to in the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment. The undersigned hereby revokes any proxies heretofore given and ratifies and confirms all that each of said attorneys and proxies, or any substitute or substitutes, shall lawfully do or cause to be done by reason thereof, upon the matters referred to in the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement for said meeting.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” the nominees listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES.

SEE REVERSE SIDE
169721-13

ANNUAL MEETING OF STOCKHOLDERS OF MASTERCARD INCORPORATED June 9, 2009 at 10:00 a.m. At Our Headquarters 2000 Purchase Street Purchase, New York 10577

INSTRUCTIONS FOR SUBMITTING YOUR PROXY

THERE ARE THREE WAYS TO SUBMIT YOUR PROXY

TELEPHONE PROXY	INTERNET PROXY	SUBMITTING A PROXY BY MAIL

This method of submitting a proxy is available for stockholders located in the U.S. and Canada.

Your telephone proxy authorizes the named proxies on the proxy card to vote in the same manner as if you had returned your proxy card. On a touch tone telephone, call TOLL FREE 1-800-928-0380. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on June 8, 2009.

Pursuant to Section 212(c) of the Delaware General Corporation Law, stockholders may validly grant proxies over the Internet. Your Internet proxy authorizes the named proxies on the proxy card to vote your shares in the same manner as if you had returned your proxy card.

Visit the Internet voting Website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on June 8, 2009.

Simply mark, sign and date your proxy card and return it in the reply envelope enclosed.

COMPANY NUMBER	CONTROL NUMBER

If you are voting by telephone or the Internet, please do not mail your proxy card.
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE.
☒	Please mark votes as in this example.

This proxy, when properly executed, will be voted in the manner directed below. If no direction is provided, this proxy will be voted “FOR” the nominees.

MasterCard Incorporated’s Board of Directors recommends a vote “FOR” the nominees listed below.

169721-13

1.	Election of Class M Director (Class III) to serve on the Board of Directors:	FOR THE NOMINEE		WITHHOLD FROM THE NOMINEE
	Nominee: Steven J. Freiberg	☐		☐

		FOR	AGAINST	ABSTAIN
2.	Approval of Amendment of Sections 6.1(A) and 6.4(B) of the Company’s Amended and Restated Certificate of Incorporation	☐	☐	☐

Set forth below are the number of votes entitled to be cast at the

Annual Meeting for the election of European Board Directors.

Votes entitled to be cast

Stockholder name

Principal ICA Number(s)

Authorized Signature

Date

Type or Print Name of Person Signing

Type or Print Title of Person Signing

169721-13